Exhibit 10.22

[Cooper Cameron Building]

LEASE AGREEMENT

between

BELTWAY ASSETS LLC,
a Delaware limited liability company,

as Lessor,

and
COOPER CAMERON CORPORATION,
 a Delaware corporation,

as Lessee

Dated as of

November 19, 2002

APPENDIX	1	Definition
SCHEDULE	A	Desription of Land
SCHEDULE	B	Lease Data
SCHEDULE	C	Certain Definitions
SCHEDULE	D	Permitted Encumbrances
SCHEDULE	E	Trade Fixtures
SCHEDULE	F	Subordination, Non-Disturbance and Attornment Agreement
SCHEDULE	G	Estoppel Letter
SCHEDULE	H	Description of Excess Land

THIS LEASE, dated as of the date specified in Item 1 of Schedule B (as amended from time to time this "Lease"), between the Lessor specified in Item 2 of Schedule B ("Lessor"), having an office at the address set forth in Item 2 of Schedule B and the Lessee specified in Item 3 of Schedule B (herein, together with any Person succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called "Lessee"), having an address at the address set forth in Item 3 of Schedule B,, both parties intending to be legally bound.

Capitalized terms not otherwise defined when they first appear are defined in Appendix I.

1.	Demise; Title; Condition.
2.
            (a)            Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, subject to the terms hereof, all of Lessor's right, title and interest in the Leased Property.

            (b)            Lessee has examined the Leased Property and Lessor's title thereto, and has found the same to be satisfactory. Lessee shall in no event have any recourse against Lessor for any defect in Lessor's title to the Leased Property or any interest of Lessee therein.

            (c)            LESSOR LEASES THE LEASED PROPERTY TO LESSEE IN ITS PRESENT CONDITION, AND LESSEE ACCEPTS THE LEASED PROPERTY "AS IS" AND "WHERE IS", AND LESSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR A PARTICULAR PURPOSE, CONDITION OR DURABILITY THEREOF, OR AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN OR ENVIRONMENTAL CONDITION THEREOF; AND ALL RISKS INCIDENTAL TO THE LEASED PROPERTY SHALL BE BORNE BY LESSEE. LESSOR SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT TO ANY DEFECT OR DEFICIENCY OF ANY NATURE IN THE LEASED PROPERTY OR ANY PORTION THEREOF, WHETHER PATENT OR LATENT AND LESSOR SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY DIRECT OR INDIRECT DAMAGE TO PERSONS OR PROPERTY RESULTING THEREFROM OR FOR LESSEE'S LOSS OF USE OF THE LEASED PROPERTY OR ANY PORTION THEREOF OR ANY INTERRUPTION IN LESSEE'S BUSINESS CAUSED BY LESSEE'S INABILITY TO USE THE LEASED PROPERTY OR ANY PORTION THEREOF FOR ANY REASON WHATSOEVER. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN NEGOTIATED AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION BY LESSOR OF, AND LESSOR DOES HEREBY DISCLAIM AND LESSEE DOES HEREBY WAIVE, ANY AND ALL WARRANTIES BY LESSOR, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY OR ANY PORTION THEREOF, WHETHER ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LEGAL REQUIREMENT NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

           (d)           Subject to the provisions of this paragraph (d), Lessor hereby assigns, without recourse or warranty whatsoever, to Lessee, all Warranties and Permits. Such assignment shall remain in effect until the expiration or termination of this Lease and thereafter shall be null and void. Lessee shall notify in writing each Governmental Authority that has issued any Permit in the manner required by each such Governmental Authority of Lessee's occupancy of the Leased Property. Lessor shall also retain the right to enforce any Warranties assigned in the name of Lessee if an Event of Default exists. Lessor hereby agrees to execute and deliver, at Lessee's sole expense, such further documents, including powers of attorney, as Lessee may reasonably request in order that Lessee may have the full benefit of the assignment effected or intended to be effected by this paragraph (d). Upon the termination of this Lease, to the extent, if any, still in effect, the Warranties and Permits shall automatically revert to Lessor. The foregoing provision of reversion shall be self-operative and no further instrument of reassignment shall be required. In confirmation of such reassignment, Lessee shall, at its sole expense, execute and deliver promptly any certificate or other instrument which Lessor may reasonably request. Any monies collected by Lessee under any of the Warranties if an Event of Default exists shall be held in trust by Lessee and promptly paid over to Lessor. If and when such Event of Default is cured, Lessor shall promptly pay over said monies to Lessee.

2.           Term.

(a)          Subject to the provisions hereof, Lessee shall have and hold the Leased Property for a term (the "Basic Term") which shall begin on the Commencement Date and end at midnight on the Basic Term Expiration Date unless sooner terminated or extended as hereinafter expressly provided.

(b)          So long as no Event of Default exists on the last day of the Basic Term or any Renewal Term, Lessee, at Lessee's option, may elect to renew the Term for one (1) or two (2) or three (3) additional terms of five (5) years (each a "Renewal Term", and collectively the "Renewal Terms"); provided however, Lessee may not elect to renew the Term for any given Renewal Term unless it. has renewed the Term for all prior Renewal Terms. Each such election, if exercised by. Lessee, shall be.exercised by Lessee not less than three hundred sixty-five (365) days before the expiration of the then current Term, by written notice to Lessor. Either party, upon request of the other, will execute and acknowledge, in form suitable for recording, a reasonable instrument confirming any such renewal. Prior to the exercise of any such option by Lessee, Lessee shall have the right to waive its right to elect to renew the Term by giving written notice thereof to Lessor.

3.           Rent.

(a)          During the Term, Lessee shall pay the rent provided in Item 6 of Schedule B ("Basic Rent") to Lessor (or to such other party as Lessor may from time to time specify in writing) in lawful money of the United States by electronic transfer of immediately available funds before 1:00 P.M., Eastern Time, at such place, within the continental United States, as Lessor may from time to time designate to Lessee in writing. Basic Rent shall be payable by Lessee in installments in the amounts set forth in Item 6 of Schedule B and (except for the first payment of Basic Rent which shall be due and payable on, or no more than thirty (30) days prior to, the date of commencement of the Basic Term) shall be due and payable on, or no more than thirty (30) days prior to, the dates specified in Item 6 of Schedule B ("Installment Payment Dates") and shall constitute Basic Rent for the periods specified in said Item 6. If any Installment Payment Date falls on a day which is not a Business Day, Basic Rent shall be due and payable on, or no more than thirty (30) days prior to, the immediately prior Business Day.

   (b)           All amounts which Lesseeds required to pay or discharge pursuant to this Lease in addition to Basic Rent (including, without limitation, if otherwise due and payable under this Lease, (i) amounts payable as the purchase price for the Leased Property, (ii) any amounts payable as liquidated damages hereunder, and (iii) amounts representing costs, expenses, liabilities and obligations due to or incurred by or on behalf of Lessor as a result of or in connection with the enforcement of any remedy or the exercise of any right by or on behalf of Lessor), and all amounts representing all other expressly stated obligations of Lessee under this Lease and the other Lease Documents which could be discharged by Lessee with the payment of money (including, by way of example, pursuant to a contract for performance of such obligation with a third party) as reasonably determined by or on behalf of Lessor, and after any applicable notice and/or cure periods whether or not Lessor or any other person has incurred any expense in connection therewith in the exercise of any right by or on behalf of Lessor, together with every penalty, overdue interest and cost which may be added for nonpayment or late payment of any of the foregoing, shall constitute additional rent hereunder ("Additional Rent"). If Lessee fails to perform any expressly stated obligation of Lessee under this Lease or any of the other Lease Documents within the time required hereunder or thereunder which could be discharged by Lessee by the payment of money (including, by way of example, pursuant to a contract for performance of such obligation with a third party) as reasonably determined by or on behalf of Lessor, and after any applicable notice and/or cure periods then, whether or not Lessor or any other person has incurred any expense in connection therewith in the exercise of any right by or on behalf of Lessee, immediately upon demand by Lessor, Lessee shall owe, as Additional Rent hereunder, the amount required to discharge such obligation as reasonably determined by or on behalf of Lessor, which amount shall be immediately due and payable. If Lessee fails to pay or discharge any Additional Rent and such failure constitutes an Event of Default, Lessor shall have all rights, powers and remedies provided for herein or by law or otherwise in the case of nonpayment of Basic Rent. Lessee shall, unless otherwise requested by Lessor, pay Additional Rent directly to the Person entitled thereto. Lessee also covenants to pay to Lessor on demand as. Additional Rent, interest at a rate (the "Overdue Rate"), calculated on the basis of a 360-day year of twelve (12) equal months, equal to the greater of (a) 8.25% per annum or (b) 3.5% per annum over the then current prime rate of interest publicly announced by Citibank, N.A. (or its successor) as its "base" or "prime" rate of interest effective in New York, New York, as such rate of interest may change from time to time and if Citibank, N.A. (or its successor) ceases to announce a prime rate, then the current prime rate of interest published by the Wall Street Journal or its successor from time to time, but in no event greater than the maximum rate permitted by applicable Legal Requirements, on (i) all overdue installments of Basic Rent from the due date thereof until paid in full, (ii) all overdue amounts of Additional Rent, arising out of obligations which Lessor shall have paid on behalf of Lessee pursuant hereto from the date of such payment by Lessor until paid in full, and (iii) each other sum required to be paid by Lessee hereunder which is overdue, from the date such sum was due until the date received by the Person entitled thereto. Lessee also covenants to pay to Lessor on demand as Additional Rent, a late fee equal to five percent (5%) of any Basic Rent or Additional Rent which has not been paid within five (5) days after the same is due. If any Basic Rent or Additional Rent is collected by or through an attorney, as Additional Rent, Lessee agrees to pay all reasonable costs of collection, including, but not limited to reasonable attorney's fees and to reimburse Lessor for any reasonable costs of collection, including without limitation, reasonable attorney's fees and expenses, incurred by Lessor's Mortgagee.

4.            Use.

Lessee (and its permitted assignees and subtenants) may use and occupy the Leased Property solely for the purposes of general office space and for such other purposes as are incidental or related thereto, including without limitation, to the extent consistent with an office building, food and beverage service, sales and retail services, athletic facilities and health facilities. Lessee may maintain in the Leased Property, for use by Lessee and its employees and, to the extent permitted under this Lease, licensees, sublessees and assignees, and incidental use by their invitees, contractors and visitors, employee lunch rooms (including kitchens), employee coffee bars, printing and copying facilities, storage, telecommunications equipment, satellite dishes, antennas, computer equipment, data and word processing equipment, and any other facility or equipment utilized in the normal conduct of Lessee's business and not inconsistent with the primary use of the Leased Property as a business office complex. Additionally, Lessee may, at its sole cost and expense, maintain showers and an exercise room in the Leased Property.   Any other use will be subject to the approval of Lessor, such approval shall not be unreasonably withheld, delayed or conditioned, provided that such other use (i) is consistent with the business uses of other properties located in the same general area as the Leased Property, (ii) does not result in, or increase the likelihood of, a decline in the value of the Leased Property or increase the risk of loss to Lessor (such as by an increase in the potential exposure to hazardous waste issues), and (iii) does not impair Lessee's ability to obtain the Policies required to be maintained by Lessee hereunder. Notwithstanding the foregoing, in no event may Lessee occupy or use the Leased Property in a manner which violates any Legal Requirement or Permitted Encumbrance.

5.           Net Lease; No Termination.

   (a)            Lessee expressly acknowledges that this Lease is an absolutely "bondable net lease and Lessee must pay all Basic Rent and Additional Rent without notice, demand, counterclaim, set-off, deduction, or defense, and without abatement, suspension, deferment, diminution or reduction, free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever. All costs, expenses and obligations of every kind and nature whatsoever relating to the Leased Property and the appurtenances thereto and the use and occupancy thereof by Lessee or anyone claiming by, through or under Lessee as Lessee hereunder which may arise or become due during or with respect to the Term shall be paid by Lessee. Lessee assumes the sole responsibility for the condition, use, operation, maintenance and management of the Leased Property and Lessor shall have no responsibility in respect thereof and shall have no liability for damage to the property of Lessee or any sublessee of Lessee or anyone claiming by, through or under Lessee for any reason whatsoever, unless such damage is caused by the negligence or willful misconduct of Lessor or Lessor's agents, contractors (or any such contractor's subcontractors, laborers, suppliers or materialmen), invitees, licensees or employees, provided, that such negligence or willful misconduct shall not entitle Lessee to abate, suspend, defer, diminish or reduce the payment of Basic Rent and Additional Rent.
  (b)            Lessee acknowledges and agrees that its obligations hereunder, including, without limitation, its obligations to pay Basic Rent and Additional Rent, are unconditional and irrevocable under any and all circumstances and are not subject to cancellation, termination, modification or repudiation by Lessee. Except as expressly provided in paragraph (c) of Article 12, Article 15, or Article 20, this Lease shall not terminate. Lessee has no right to terminate this Lease, and Lessee shall perform all obligations hereunder, including the payment of all Basic Rent and Additional Rent, without notice, demand, counterclaim, set-off, deduction, defense or recoupment, and without abatement, suspension, deferment, diminution or reduction for any reason, including, without limitation, any past, present or future claims which Lessee may have against the Lessor, Lessor's Mortgagee, their respective successors and assigns or any other Person for any reason whatsoever; any defect in the Leased Property or any portion thereof, or in the title, condition, design, construction, durability or fitness for a particular use thereof; any Casualty to all or part of the Leased Property; any restriction, deprivation (including eviction) or prevention of, or any interference with or interruption of, any use or occupancy of the Leased Property (whether due to any defect in or failure of Lessor's title to the Leased Property, any Lien or otherwise); any Taking of the Leased Property or interest therein; any action, omission or breach on the part of Lessor under this Lease or under any other agreement between Lessor and Lessee, or any other indebtedness or liability, howsoever and whenever arising, of Lessor, any assignee of Lessor, or Lessee to any other Person, or by reason of insolvency, bankruptcy or similar proceedings by or against Lessor, or any assignee of Lessor, or Lessee; the inadequacy or inaccuracy of the description of the Leased Property or the failure to demise and let to Lessee the property intended to be leased hereby; Lessee's acquisition of ownership of the Leased Property (as to any obligation arising before or incident to such acquisition and any obligation intended to survive such acquisition including, without limitation, the payment of the full purchase price in strict accordance with the terms hereof); any sale or other disposition of the Leased Property; the impossibility or illegality of performance by Lessor or Lessee or both; the failure of Lessor to deliver possession of the Leased Property; any action of any Governmental Authority; or any other cause or circumstance, whether similar or dissimilar to the foregoing, any present or future Legal Requirements notwithstanding and whether or not Lessee may have notice or knowledge of any of the foregoing. The parties hereto intend that all Basic Rent and Additional Rent payable by Lessee hereunder shall continue to be payable in all events and in the manner and at the times herein provided, without notice or demand, unless the obligation to pay the same shall be terminated pursuant to the express provisions of this Lease.

   (c)           Lessee will remain obligated under this Lease in accordance with its terms, and will not take any action to terminate (except as expressly provided in paragraph (c) of Article 12, Article 15 or Article 20 of this Lease), rescind or avoid this Lease for any reason, notwithstanding any action for bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting Lessor or any other Person, or any action with respect to this Lease which may be taken by any receiver, trustee or liquidator, or any assignee of Lessor or any other Person or by any court or other Governmental Authority in any such action or proceeding. Lessee waives all rights at any time conferred by statute, to extent that such rights are waivable, or otherwise to quit, terminate or surrender this Lease or the Leased Property or to avail itself of any abatement, reduction, deferment or set-off of any Basic Rent, Additional Rent or other sum payable hereunder, or for damage, loss or expense suffered by Lessee on account of any cause referred to in this Article 5 or otherwise.

6.        Taxes and Impositions; Law and Agreements.

   (a)           Lessee shall pay and discharge, on or before the applicable delinquency date therefor, all taxes, including any tax based upon or measured by gross rentals or receipts from the Leased Property, assessments, special assessments, maintenance assessments, property owners' association assessments, other assessments, levies, fees, water and sewer rents, utility charges, and other governmental and similar charges, including, without limitation, any payments in lieu of taxes, maintenance charges, vault charges, and license fees for the use of the vaults, chutes and similar areas adjoining the Land, and, except as otherwise provided in this paragraph (a), other governmental impositions and charges, general and special, ordinary or extraordinary, foreseen and unforeseen, of any kind or nature whatsoever, and whether or not the same shall have been within the express contemplation of the parties hereto, and any interest and penalties thereon, which are levied or assessed or are otherwise due during the Term (all such charges referred to in this subparagraph (a) being "Taxes" and "Impositions") against (i) Lessor and which relate to Lessor's ownership of the Leased Property, the use, occupancy, operation or possession of the Leased Property or any part thereof or the transactions contemplated by this Lease, including, if applicable, (A) state franchise or doing business taxes or the like but only those relating to or resulting solely from Lessor's ownership of the Leased Property and not any other property or any other activity of Lessor, and only to the extent described in the second succeeding sentence, and (B) transfer taxes relating solely to the conveyance of the Leased Property to or from Lessee or its affiliates or in connection with the exercise of Lessor's or Lessor's Mortgagee's remedies after an Event of Default occurs hereunder (to the extent described in the second succeeding sentence), (ii) the Leased Property or this Lease or the interest of Lessee or Lessor therein or herein, (iii) Basic Rent or Additional Rent or other sums payable by Lessee hereunder, (iv) the use, occupancy, construction, repair or Restoration of the Leased Property or any portion thereof, (v) gross receipts from the Leased Property or (vi) any property (such as the Excess Land) which is included within the same tax parcel in which all or any portion of the Leased Property is situated. If any Taxes and Impositions levied or assessed against the Leased Property may legally be paid in installments, Lessee may pay such Taxes and Impositions in installments; provided, however, that upon the termination of the Term Lessee shall pay any such Taxes and Impositions which it has been paying in installments in full, on or before such termination date. Nothing in this Lease shall require Lessee to pay any franchise, estate, inheritance, succession, transfer (other than as set forth above), net income or profits taxes of Lessor (other than any gross receipts or similar taxes imposed or levied upon, assessed against or measured only by the Basic Rent or Additional Rent payable by Lessee hereunder or levied upon or assessed against the Leased Property), any taxes imposed by any Governmental Authority on, or measured by, the net income of Lessor, unless any such tax is in lieu of or a substitute for any other tax or assessment upon or with respect to the Leased Property, in which case such tax would be payable by Lessee hereunder. Lessee shall furnish Lessor and Lessor's Mortgagee with receipts (or if receipts are not available, with copies of cancelled checks evidencing payment with receipts to follow promptly after they become available) showing payment of Taxes and Impositions before the applicable delinquency date therefor. Except for Taxes and Impositions paid by Lessee in installments as set forth above, Taxes and Impositions which are payable by Lessee shall be apportioned between Lessor and Lessee as of the date on which this Lease terminates. Lessee shall establish and maintain the Tax and Insurance Reserve Fund at the times required by and pursuant to the terms of Article 13. On or prior to July 1, 2003, Lessee, at its sole cost and expense, shall cause each of the Land and Excess Land to be separate tax parcels for ad valorem tax purposes. Additionally, if required by applicable law, on or prior to July 1, 2003, Lessee, at its sole cost and expense, shall cause the Land and the Excess Land to be subdivided, in accordance with all applicable Legal Requirements, into separate subdivision lots or reserves. If Lessee fails to complete either or both of the actions described in the immediately preceding two sentences within the time period provided, then Lessor shall have the right (but not the obligation) to take such action at the sole reasonable cost and reasonable expense of Lessee.

   (b)           Lessee shall pay all charges for utility, communication and other services to the extent rendered or used during the Term relating to the Leased Property or the Excess Land, whether or not payment therefor shall become due after the Term.

   (c)           Subject to the terms of paragraph (d) of this Article 6, at Lessee's cost and expense, Lessee shall (i) perform and comply and cause the Leased Property to comply (A) with all Legal Requirements, whether or not such Legal Requirements necessitate structural changes or improvements, interfere with Lessee's use and enjoyment of the Leased Property, or require replacements or repairs, extraordinary as well as ordinary, (B) with the terms of any easement granted or released pursuant to Article 21, (C) with the provisions of all agreements and restrictions affecting the Leased Property or any part thereof or its ownership, occupancy, use, operation or possession (but expressly excluding the Loan Documents, except to the extent, and only to the extent, that Lessee, in the Lease Documents, expressly agrees to perform any of the obligations under the Loan Documents), and (D) with the terms and obligations under any consent of Lessee to any assignment of Lessor's interest in this Lease to Lessor's Mortgagee; and (ii) procure, maintain and comply with all Permits relating to the Leased Property.

   (d)           If no Default exists, and following written notice to Lessor and Lessor's Mortgagee, Lessee may contest (including through abatement proceedings), in good faith and at, its sole expense, by appropriate legal proceedings, any Taxes or Impositions, and/or any Legal Requirement affecting the Leased Property, and postpone payment of or compliance with the• same during the pendency of such contest, provided that (i) the commencement and continuation of such proceedings shall suspend the collection thereof from, and suspend the enforcement thereof against, Lessor and the Leased Property, (ii) no part of the Leased Property nor any Basic Rent or Additional Rent or this Lease shall be interfered with or shall be in imminent danger of being sold, forfeited, attached, terminated, cancelled or lost, (iii) Lessee shall promptly and diligently prosecute such contest to a final settlement or conclusion, (iv) at no time during the permitted contest shall there be a risk of the imposition of civil or criminal liability or penalty on Lessor or Lessor's Mortgagee for failure to comply therewith, (v) Lessee shall satisfy any Legal Requirements, including, if required, that the Taxes and Impositions be paid in full before being contested, and (vi) the residual value insurance policy applicable to the Leased Property will not be cancelled or reduced in amount as a result of the contest, and (vii) at Lessor's option, Lessee shall have furnished Lessor or Lessor's Mortgagee with such security as Lessor or Lessor's Mortgagee shall reasonably request to insure payment of Taxes and Impositions and compliance with Legal Requirements, and any interest and penalties thereon. Lessee shall pay any and all judgments, decrees and costs (including all reasonable attorneys' fees and reasonable expenses incurred by Lessor or Lessor's Mortgagee) in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest, costs and expenses thereof or in connection therewith, if any, and perform all acts the performance of which shall be ordered or decreed as a result thereof.

   (e)           (1)           Lessee may, on one or more occasions, render the Leased Property to all taxing and assessing authorities having jurisdiction of the Leased Property and may, if Lessee shall so desire, endeavor at any time or times during the Term to obtain a lowering of the assessed valuation of the Leased Property for any year or years of the Term for the purpose of reducing Taxes and Impositions on the Leased Property. In such event, Lessor will offer no objection and, at the request of Lessee, will cooperate with Lessee, at Lessee's sole expense, in reasonably attempting to effect such a reduction. Lessee shall be bound by and shall comply with the provisions of preceding paragraph (d) of this Article 6 which Lessor and Lessee agree shall also be applicable to exercise by Lessee of Lessee's rights under this paragraph (e) of this Article 6.

  (2)           Lessee shall have the authority to collect the Tax or Imposition refund, if any, payable as a result of any such proceeding Lessee may institute or action Lessee may take for that purpose, and any such Tax refund or Imposition refund shall be the property of Lessee to the extent to which it may be based on a payment made by Lessee, subject, however, to an apportionment between Lessor and Lessee with respect to Taxes or Impositions paid by Lessee for the year in which the Term of this Lease ends, whether by expiration or termination.

  (3)           In rendering the Leased Property and taking the other action referred to in this paragraph (e) of this Article 6, Lessee shall not enter into any agreement or stipulation with any taxing authority for the purpose of facilitating higher Taxes or Impositions subsequent to the Term in consideration of lower Taxes or Impositions during the Term.

7.           Liens; Subordination.

   (a)            Subject to the terms of paragraph (d) of Article 6, Lessee will promptly and no later than thirty (30) days after its Actual Knowledge of the filing thereof but in any event before. the enforcement of the same, at its own expense remove and discharge of record, by bond or otherwise, any Lien in or upon the Leased Property, upon any Basic Rent, or upon, any Additional Rent which arises for any reason (except for Liens arising out of the act or omission of Lessor without the consent of Lessee), including all Liens which arise out of Lessee's possession, use, operation and occupancy of the Leased Property, but not including any Permitted Encumbrances. Without any portion of this sentence altering or affecting any of the obligations or rights of Lessee under Section 10(c) of this Lease, nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance by any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof nor does Lessee constitute the agent of Lessor except as provided in Article 21 hereof. Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in the Leased Property or any part thereof through or under Lessee, and that no mechanic's or other Liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Leased Property. If Lessee shall fail to discharge any Lien required under this Lease to be discharged by Lessee within the time period permitted by this Lease, Lessor may discharge the same by payment or bond or both, and Lessee will repay to Lessor, upon demand, any and all reasonable amounts paid therefor, or by reason of any liability on such bond, and also any and all reasonable incidental expenses, including reasonable attorneys' fees, incurred by Lessor in connection therewith together with interest on all such amounts calculated at the Overdue Rate.

   (b)            This Lease shall be subject and subordinate to all present and future mortgages, deeds of trust, or other similar Lien instruments, and as the same be renewed, amended, modified, consolidated, replaced or extended (individually, a "Mortgage") on the fee interest in the Leased Property and to all advances made upon the security thereof, provided that the holder of the Mortgage shall execute and deliver to Lessee a subordination, attornment and non-disturbance agreement ("SNDA"), in form substantially similar to Schedule F hereto, providing that if a foreclosure or a deed in lieu of foreclosure occurs such new owner will recognize this Lease and not disturb Lessee's possession of the Leased Property if no Event of Default exists; and concurrently therewith Lessee shall execute and deliver an estoppel certificate in form substantially similar to Schedule G hereto. Lessee agrees, upon receipt of such SNDA, to execute such further reasonable instrument(s) as may be necessary to subordinate this Lease to the Lien of any such Mortgage, and also to execute such instrument(s) recognizing the assignment of this Lease or the Basic Rent, Additional Rent and other sums payable by Lessee hereunder to the holder of any such Mortgage; provided however, no such instrument shall contain terms which are materially inconsistent with this Lease or the other Lease Documents.

   (c)            Lessee agrees to attorn, from time to time, to the holder of each Mortgage and/or the holder of such subsequent mortgage, provided that such holder, in each case, is the purchaser or transferee of the Leased Property (including, without limitation, a transferee in foreclosure or pursuant to a deed in lieu of foreclosure), for the remainder of the Term, provided that such holder or such purchaser or transferee, shall then be entitled to possession of the Leased Property subject to the provisions of this Lease. The provisions of this subsection shall inure to the benefit of such holder or such purchaser or transferee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the foreclosure of the Mortgage (in which event the parties shall execute a new lease for the remainder of the Term on the same terms set forth herein), shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Each such party, however, upon demand of the other, hereby agrees to execute, from time to time, instruments in confirmation of the foregoing provisions hereof, reasonably satisfactory to the requesting party and the requested party acknowledging such subordination, non-disturbance and attomment as are provided herein and setting forth the terms and, conditions of its tenancy.

8.           Indemnification; Fees and Expenses.

   (a)            Lessee shall protect, defend (through counsel selected by Lessee and approved by the applicable Indemnified Party, such approval shall not be unreasonably withheld) and indemnify Lessor, Lessor's Mortgagee, each Certificate Holder and the Indenture Trustee, their respective successors and assigns, the beneficial owners of any of the foregoing and the trustees, beneficiaries, partners, shareholders, officers, directors, agents or employees of Lessor, Lessor's Mortgagee, each Certificate Holder and the Indenture Trustee, or any such successor or assign or beneficial owner (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against and hold the Indemnified Parties harmless from all Liens (including, without limitation. Lien removal and bonding costs), liabilities, losses, damages, demands, claims, obligations, suits or other proceedings (including, by way of example, causes of action, litigation and defenses), settlement proceeds, fines, penalties, assessments, citations, directives, judgments, fees, costs, disbursements or other expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys', reasonable consultants', and reasonable experts' fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, obligation, suit or other similar proceeding) which may be imposed on, incurred by or, asserted or awarded against such Indemnified Party ("Indemnified Liabilities") (i) arising or alleged to arise from or in connection with the condition, use, operation, maintenance, Restoration, subletting and management of the Leased Property; (ii) relating to the Leased Property and the appurtenances thereto and the use and occupancy thereof by Lessee or anyone claiming by, through or under Lessee; or (iii) arising or alleged to arise from or in connection with any of the following events: (A) any accident, injury to, or death of, any person or any damage to or loss of property on or adjacent to the Leased Property or growing out of or directly or indirectly connected with, ownership, use, nonuse, occupancy, operation, possession, condition, construction, repair or Restoration of the Leased Property or adjoining property, sidewalks, streets or ways or resulting from the condition of any thereof; (B) any claims by third parties resulting from any violation or alleged violation by Lessee of (1) any provision of this Lease, or (2) any Legal Requirement, or (3) any sublease, rental or license agreement or other agreement relating to the Leased Property, or (4) any contract or agreement to which Lessee is a party affecting the Leased Property or the ownership, use, nonuse, occupancy, condition, operation, . possession, construction, repair or rebuilding thereof or of adjoining property, sidewalks, streets or ways; (C) any contest permitted by Article 6; (D) Lessee's failure to pay in accordance with the terms and provisions hereof, any item of Additional Rent or other sums payable by Lessee hereunder; (E) the exercise or attempted exercise by Lessee of any of its rights under this Lease; (F) any Specified Activity or any exercise (whether proper or improper) of any of Lessee's rights (including its rights as attorney-in-fact) set forth in Section 21 hereof; (G) the Leased Property, Lessee, any sublessee, any assignee or any other party claiming by, through or under Lessee not being in compliance with any applicable Environmental Law; or (H) Lessee, any sublessee, any assignee or any other party claiming by, through, or under Lessee not having obtained any Permit required to conduct its or their operations at the Leased Property that is required under any applicable Environmental Law or other Legal Requirement. Lessee shall not be liable in any case to any Indemnified Party for any Indemnified Liabilities to the extent that they result from the gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party, shall be made a party to any such litigation commenced against Lessee, and if Lessee, at its expense, shall fail to provide Lessor or Lessor's Mortgagee or its agent or other Indemnified Party with counsel reasonably approved by such party, Lessee shall pay all reasonable costs and reasonable attorney's fees and reasonable expenses incurred or paid by Lessor or Lessor's Mortgagee or its agent or other Indemnified Party in connection with such litigation. So long as no Event of Default has occurred and is continuing hereunder, Lessee shall control any such litigation and settlement discussions relating thereto. Notwithstanding anything in this Article 8, so long as (v) no Event of Default has occurred and is continuing hereunder, (w) neither Lessor nor Lessor's Mortgagee would be subject to any risk of criminal or material civil liability, (x) there is no risk of Lessor losing the Leased Property or Lessor's Mortgagee losing the priority of its Lien, (y) no Credit Rating Downgrade exists, and (z) the residual value insurance policy applicable to the Leased Property will not be cancelled or reduced in amount as a result thereof, Lessor will not agree to any settlement of any claim covered by this Article 8 without Lessee's prior written consent.

   (b)           An Indemnified Party shall promptly notify Lessee of any Indemnified Liabilities as to which indemnification is sought; provided, however, the failure to give such notice shall not release Lessee from any of its obligations under this Article 8 except to the extent, if any, that (y) such Indemnified Party receives timely notice of such Indemnified Liability so that it could have timely given notice thereof to Lessee such that Lessee could effectively defend against such Indemnified Liability and (z) Lessee (i) did not have timely knowledge of such Indemnified Liability so that it could effectively defend against such Indemnified Liability and (ii) was thereby damaged. Subject to the rights of insurers under the Policies maintained by Lessee, Lessee may, at Lessee's sole expense, investigate, defend or compromise, any Indemnified Liabilities for which indemnification is sought under this Article 8 and the Indemnified Party shall cooperate at Lessee's expense with all reasonable requests of Lessee in connection therewith; provided, however, Lessee may not defend or compromise such Indemnified Liabilities if (1) an Event of Default exists, or (2) such Indemnified Liabilities would entail a risk to the Indemnified Party of any criminal liability or civil sanctions; provided, further, Lessee may not compromise or settle any such Indemnified Liabilities unless Lessee agrees in advance in writing to pay the amount of such settlement or compromise and such settlement or compromise includes a full release of all Indemnified Parties satisfactory to each Indemnified Party in its reasonable discretion. In any case in which any action, suit or proceeding is brought against any Indemnified Party in connection with any Indemnified Liabilities, Lessee may, and upon such Indemnified Party's request will, at Lessee's sole expense defend the Indemnified Party against such Indemnified Liabilities, or cause the same to be defended by counsel selected by Lessee and reasonably acceptable to such Indemnified Party. If Lessee fails to do so, Lessee shall pay all reasonable costs and reasonable expenses (including, without limitation, reasonable attorneys' fees and reasonable expenses) incurred by such Indemnified Party in connection with such Indemnified Liabilities. Nothing contained in this subparagraph (b) of this Article 8 shall be deemed to require an Indemnified Party to contest any Indemnified Liabilities or to assume responsibility for or control of any judicial proceeding with respect thereto.

   (c)           The obligations of Lessee, and the rights and remedies of each Indemnified Party under this Article 8, are in addition to and not in limitation of any other representations, warranties, obligations, rights and remedies provided in this Lease or otherwise at law or in equity, and shall survive the expiration or termination of this Lease.

9.           Environmental Matters.

   (a)           Lessee represents, warrants and covenants to the Indemnified Parties that:

(i)           At all times during the Term of this Lease, (A) the Leased Property and Lessee shall comply, and Lessee shall cause all sublessees and any assignees of Lessee and all other parties claiming by, through, or under Lessee to be contractually obligated to comply, with all applicable Environmental Laws; (B) Lessee shall have obtained, and Lessee shall cause, all sublessees and any assignees of Lessee and all other parties claiming by, through, or under Lessee, to have obtained, all Permits required to conduct its or their operations at the Leased Property that are required under all applicable Environmental Laws and Lessee shall be in compliance, and shall, in good faith and diligently, seek to have, all sublessees and any assignees of Lessee and all other parties claiming by, through, or under Lessee, to be in compliance with, the same; and (C) Lessee shall remove and dispose of any Hazardous Substances present on the Leased Property not in compliance with applicable Environmental Laws;

(ii)           To the best of Lessee's Actual Knowledge, and except as disclosed in the Environmental Site Assessment, (A) the Leased Property complies with applicable Environmental Laws; (B) no Release of Hazardous Substances has occurred on, from or affecting the Leased Property in violation of the Environmental Laws; and (C) no Hazardous Substances have been, generated, handled, treated, stored on, incorporated in, or removed or transported from the Leased Property (including underground contamination) except in compliance with applicable Environmental Laws. No notices, complaints or orders of violation or non-compliance of any nature whatsoever regarding alleged violations of, or strict liability under, Environmental Laws have been received by Lessee or, to Lessee's Actual Knowledge, by any Person regarding the Leased Property, and Lessee has no Actual Knowledge that any environmental investigation by any Governmental Authority, or any legal action by a private party, is pending or threatened, in each case with regard to the Leased Property or any use thereof or any alleged violation of Environmental Laws with regard to the Leased Property; and to Lessee's Actual Knowledge, and except as disclosed in the Environmental Site Assessment, no Liens have been placed upon the Leased Property in connection with any actual or alleged liability under any Environmental Laws;

(iii)            The Leased Property has not been used by Lessee, and, to Lessee's Actual Knowledge, has not been used by Lessee's predecessors or Affiliates, or, to Lessee's Actual Knowledge, except as disclosed in the Environmental Site Assessment, by any other Person, and will not be used by Lessee or by any Person under Lessee's control during the Term of this Lease to generate, manufacture, refine, produce or process any Hazardous Substance or to store, handle, treat, dispose, transfer or transport any Hazardous Substance other than normal and lawful uses of such Hazardous Substances in compliance with Environmental Laws which activities have not had and will not have any material adverse effect upon the Leased Property;

(iv)            To Lessee's Actual Knowledge, and except as disclosed in the Environmental Site Assessment, no pits, lagoons, ponds, or other surface impoundments, above ground tanks or other containment structures have been or will be constructed, operated or maintained in or on the Leased Property in violation of applicable Environmental Laws and no underground storage tanks are or will be constructed, operated or maintained in or on the Leased Property; to Lessee's Actual Knowledge, except as disclosed in the Environmental Site Assessment, there is presently no asbestos nor asbestos-containing material (except commercially produced product in non-friable bonded form in floor, ceiling or wall materials which is in good condition, the presence of which complies with all Environmental Laws) nor any PCB-containing equipment, including PCB-containing transformers, located in, on, at or under the Leased Property nor will any of the foregoing be located in, on, at or under the Leased Property at any time during the Term of this Lease. Lessee shall maintain and implement a written asbestos-containing material operations and maintenance program for any identified or presumed asbestos-containing materials, such written program to be in form and content reasonably acceptable to Lessor;

(v)            To Lessee's Actual Knowledge, and except as disclosed in the Environmental Site Assessment, other than lawful quantities in connection with Lessee's use of the Leased Property in compliance with Environmental Laws, the Leased Property is free of Hazardous Substances at, in, on, over or under the Leased Property, regardless of the source of any such Hazardous Substances; and

                               (vi)          To Lessee's Actual Knowledge, the Environmental Site Assessment is true, correct and complete, and contains no misstatement of fact or omission of any fact which would make the statements contained therein untrue, incomplete or misleading in any material respect.

   (b)           Promptly upon obtaining Actual Knowledge thereof, Lessee shall notify Lessor and Lessor's Mortgagee if any of the following occur, in each case relating to the Leased Property or the use, occupancy or operation thereof: (i) the Leased Property, Lessee, any sublessee or assignee of Lessee or invitee of Lessee, or any other party claiming by, through, or under Lessee, fails to comply with any Environmental Law in any manner whatsoever; (ii) any notice, complaint or order of violation or non-compliance with any Environmental Law of any nature whatsoever is issued to Lessee, or any sublessee of any portion of the Leased Property or any assignee of Lessee, or any other party claiming by, through, or under Lessee; (iii) any notice of a pending or threatened investigation under any Environmental Law is issued; (iv) any notice from any Governmental Authority requiring any corrective action under any Environmental Law is issued; or (v) any Permit, application, report, document or other communication with respect to a pending or, threatened action by any Governmental Authority or other Person relating to a violation of the Environmental Laws, or the actual, alleged or potential Release of Hazardous Substances or presence or existence of any Hazardous Substances at, on, adjacent to or upon the Leased Property is issued.

   (c)           At any time (i) if a Release of Hazardous Substances has occurred on, from or affecting the Leased Property in violation of Environmental Laws or an adverse change in the environmental condition of the Leased Property has occurred, and if Lessee fails (A) diligently to. commence to remediate or cure such condition, to - the extent necessary to meet Legal Requirements, to comply fully with applicable Environmental Laws, and to prevent a material diminution in the fair market value of the Leased Property related to the environmental condition, within thirty (30) days after Lessee obtains Actual Knowledge of such adverse change (or such shorter period as may be required by law or if an emergency exists) and (B) thereafter diligently prosecute to completion such cure, or (ii) if an Event of Default exists under this Lease, or (iii) if Lessor or Lessor's Mortgagee has reasonable cause to believe that Lessee is in Default or has permitted a Default under this Article 9, Lessor or Lessor's Mortgagee may cause to be performed or direct Lessee to cause to be performed an environmental audit or site assessment of the Leased Property and the then uses thereof reasonable in scope under the circumstances, and may take such actions as it may deem necessary to remediate or cure such condition or to cause the Leased Property to comply with any Legal Requirement. Such environmental audit or site assessment shall be performed by an engineer qualified by law and experience to perform the same and satisfactory to Lessor and Lessor's Mortgagee, shall include a review of the uses of the Leased Property and compliance of the same with all Environmental Laws, and shall include an estimate of the cost to cure any Default in Lessee's covenants hereunder. All reasonable costs and expenses actually incurred by Lessor or Lessor's Mortgagee in connection with such environmental audit or assessment and any remediation required shall constitute Additional Rent and shall be immediately due and payable by Lessee upon demand, and shall bear interest at the Overdue Rate from the date such cost or expense is incurred until it is paid. Such audit or assessment shall be addressed to Lessor and Lessor's Mortgagee and shall provide expressly that they can rely on its findings.

   (d)           Subject to the provisions of paragraph (d) of Article 6 hereof, inclusive of the right of Lessee to contest and postpone compliance and exercise Lessee's other rights thereunder (in accordance with the provisions thereof), in the event of a violation of or the discovery of a violation of any Environmental Law, Lessee shall promptly perform all remedial actions as shall be necessary or desirable to clean up, contain, or remove any Hazardous Substances on, under or in the Leased Property in accordance with, and as required by, applicable Environmental Laws and Permitted Encumbrances to restore the Leased Property to its pre-contamination condition and otherwise to cure any such violation of any Environmental Law, all at Lessee's sole cost and expense, including, without limitation, all investigative, monitoring, removal, containment and remedial actions in accordance with applicable Environmental Laws (and in all events in a manner reasonably satisfactory to Lessor and Lessor's Mortgagee). Lessee (i) shall use good faith efforts to determine the nature and scope of all such required remedial actions within thirty (30) days after the date ("Remedial Date") which is the first to occur of (A) Lessee's obtaining Actual Knowledge of any such violation or (B) the date on which Lessee has exhausted its rights under paragraph (d) of Article 6 with respect to such violation (if Lessee exercises its rights under such paragraph (d)) and (ii) shall complete all such actions within one hundred twenty (120) days following the Remedial Date, provided that if such remedial actions cannot be completed with diligence within such one hundred twenty (120) day period, and so long as Lessee is performing such remedial actions with due diligence, the time within which such remedial actions may be completed shall be extended for such period as may be reasonably necessary to complete such remedial action with diligence, provided the same shall be subject to Lessor's approval and consistent with the requirements of applicable Legal Requirements. If Lessee fails to perform the necessary remedial actions as required hereby within the time periods set forth herein, Lessor or Lessor's Mortgagee may, but shall not be obligated to, cause the Leased Property to be freed from Hazardous Substances or otherwise brought into compliance with Environmental Laws, and any reasonable costs and expenses actually incurred by Lessor or Lessor's Mortgagee in connection therewith, together with interest at the Overdue Rate from the date incurred until actually paid by Lessee, shall constitute Additional Rent and shall be immediately due and payable on demand. Lessee grants to Lessor and Lessor's Mortgagee access to the Leased Property and a license to remove any Hazardous Substances and to do all things Lessor or Lessor's Mortgagee deems necessary to bring the Leased Property into compliance with the Environmental Laws. If, as a result of a violation of any Environmental Laws, a Lien attaches to the Leased Property that takes priority over the Lien of the Mortgage, Lessee shall promptly, and in any event within thirty (30) days after notice of the attachment of any such Lien, discharge or contest such Lien in accordance with the provisions of paragraph (d) of Article 6 and, if contested rather than discharged, post a bond or deposit an irrevocable letter of credit with Lessor's Mortgagee, in either event satisfactory in form and substance, with a surety or obligor satisfactory to Lessor's Mortgagee and in an amount sufficient to discharge such Lien.

   (e)           In addition to, and not in limitation of, any indemnity contained in Article 8, Lessee agrees to indemnify, defend (at trial and appellate levels, and with attorneys, consultants and experts acceptable to Lessor and Lessor's Mortgagee) and hold harmless each Indemnified Party from and against any and all Indemnified Liabilities which may be imposed upon, suffered or incurred by, or asserted or awarded against such Indemnified Party to the extent arising directly or indirectly from or out of: (i) the presence, use, storage, transportation, or Release of Hazardous Substances at, from, on, over, under or in the Leased Property, or any Release of Hazardous Substances emanating from the Leased Property onto any contiguous property, regardless of whether occurring before or during the Term of this Lease (or occurring after the Term of this Lease so long as Lessee or any of its Affiliates either is in possession of all or any portion of the Leased Property or owns all or any portion of the Leased Property) and regardless of the source of any such Hazardous Substances, (ii) the breach of any representation or warranty contained in this Article 9, (iii) any Default in the performance of any obligation under this Article 9, (iv) any violation of any Environmental Law with respect to the Leased Property or by Lessee or any Person, or resulting from Lessee's failure to comply with this Article 9, or (v) the enforcement of this Article 9.

   (f)           The representations, warranties and obligations of Lessee, and the rights and remedies of each Indemnified Party under this Article 9, are in addition to and not in limitation of any other representations, warranties, obligations, rights and remedies provided in this Lease or otherwise at law or in equity.

   (g)           Lessee's obligations and liabilities with respect to each Indemnified Party, actual or contingent, under this Article 9 and relating to the period through the end of the Term, whether arising before, during or after the Term, shall survive the termination of this Lease or the abandonment of the Leased Property by Lessee, or any acquisition or disposition of the Leased Property, except for events and circumstances resulting solely from the acts of any Person other than Lessee, any Affiliate of Lessee, or any Person claiming by or through Lessee or any such Affiliate and occurring after the foreclosure of the lien of the Mortgage and the sale of the Leased Property pursuant to such foreclosure.

10.      Maintenance and Repair; Additions.

   (a)           Lessee will, at its sole cost and expense, keep and maintain the Leased Property, including the Improvements and any altered, Restored, additional or substituted buildings and other improvements, in good order and safe condition, ordinary wear and tear excepted (subject to Lessee's continuing obligation to maintain the Leased Property in accordance with the maintenance of other Class A suburban office buildings in the West Sam Houston Parkway/Interstate 10 (Katy Freeway) area, and (except as otherwise provided in paragraph (c) of Article 12) will make all structural and non-structural, and ordinary and extraordinary changes, repairs and replacements, foreseen or unforeseen, which may be required, whether or not caused by its act or omission, to be made upon or in connection with the improvements to the Leased Property in order to keep the same in such condition, including taking action necessary to maintain the Leased Property in compliance with all Legal Requirements; subject, however, to any contest of applicable Legal Requirements conducted in accordance with the provisions of paragraph (d) of Article 6. Lessee shall keep the Leased Property orderly and free and clear of rubbish, and shall not commit or suffer any waste of the Leased Property. Lessor shall not be required to maintain, alter, repair, rebuild or replace any improvements on the Leased Property or to maintain the Leased Property, and Lessee expressly waives the right to make repairs at the expense of Lessor or to terminate this Lease because of Lessor's failure to so maintain or repair pursuant to any Legal Requirements at any time in effect. Lessor shall have no obligation to incur any expense of any kind or character in connection with the management, operation or maintenance of the Leased Property during the Term of the Lease. Lessee shall use and operate the Leased Property or cause it to be used and operated only by personnel authorized by Lessee and Lessee shall use reasonable precautions to prevent loss or damage to the Leased Property from Casualty.

   (b)           If any Improvements encroach upon any property, street or right-of-way adjoining or adjacent to the Leased Property, or violate any restrictive covenant affecting the Leased Property or any part thereof, or impairs the rights of others under or obstructs any easement or right-of-way to which the Leased Property is subject (excluding, however, covenants, easements or rights-of-way granted by Lessor after commencement of the Term without the consent of Lessee all of which shall be null and void), then, promptly after the written request of Lessor or any Person affected by any such encroachment, violation, impairment or obstruction, Lessee shall, at its expense, either (i) obtain effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, impairment or obstruction or (ii) make such changes in the Improvements and take such other action as shall be necessary to remove such encroachments or obstructions and to end such violations or impairments, including, if necessary, the alteration or removal of any Improvement. Any such alteration or removal shall be made to the same extent as if such alteration or removal were an Alteration under the provisions of paragraphs (c) or (d) of this Article 10 and there shall be no abatement of rent by reason of such alteration or removal.

   (c)           Lessee may, at its sole expense, make Alterations (y) which satisfy all of the following conditions ("Minimum Alterations Conditions"): (i) are consistent with Lessee's use of the Leased Property, (ii) do not adversely affect the structural elements of the Improvements, or Building Systems, (iii) do not adversely affect the utility, useful life or fair market value of the Leased Property and (iv) are not otherwise prohibited by this Lease and (z) with respect to which. Lessee has furnished to Lessor evidence reasonably satisfactory to Lessor that all of the Minimum Alterations Conditions will be satisfied for such Alterations. Lessee may desire to construct additional covered parking space by building onto (vertically and/or horizontally) the existing parking garage ("Garage") situated on the Land. Alterations which consist of additional covered parking spaces which are consistent with the existing Garage shall be deemed to satisfy subparts (i) and (iii) of the Minimum Alterations Conditions. In constructing any additional covered parking space by building onto (vertically and/or horizontally) the Garage, Lessee, so long as it complies with the provisions of this Section 10(c) and other applicable provisions of this Lease with respect to such construction, need not comply with any of the provisions of Section 4.2 of the REA other than subpart (a) of such Section 4.2. All Alterations other than the Alterations contemplated in the first sentence of this subpart (c) are herein called the "Other Alterations". Lessee may, at its sole expense, make Other Alterations only if consented to in writing by Lessor. In connection with Lessee's request for such consent of Lessor, Lessor shall act with good faith and reasonable diligence in complying with the applicable provisions of this Lease. Lessor may withhold its consent to any Other Alteration (1) if such Other Alterations will not satisfy all of the Minimum Alterations Conditions, (2) if the plans and specifications for such Other Alterations are not reasonably acceptable to Lessor or (3) if at the time such consent is requested either (a) Lessee does not have a Minimum Credit Rating or (b) a Default or an Event of Default exists hereunder. Additionally, it will be reasonable for Lessor to condition its consent on Lessee being obligated to deliver to Lessor a certificate of a structural engineer or qualified architect licensed in the state in which the Leased Property is located certifying that if the Other Alteration is constructed in accordance with the proposed plans and specifications, it will not adversely affect the structural integrity of the Improvements or adversely affect the Building Systems and it will conform with all Legal Requirements. Lessee shall construct all Alterations (including Other Alterations) in a good and workmanlike manner using a quality of material and workmanship at least as good as the original work or installation of the Improvements and in compliance with all applicable Legal Requirements, including those relating to parking, and will complete the Alterations (including Other Alterations) in a commercially reasonable time period. Each Alteration (including Other Alterations) shall be made at the sole cost and expense of Lessee, may not be encumbered by Lessee and (other than Trade Fixtures) shall become the property of Lessor and subject to this Lease.

   (d)           All work done in accordance with this Article 10 shall comply with the requirements of all Policies required to be maintained by Lessee hereunder and with the residual value insurance policy applicable to the Leased Property.

   (e)           Lessee agrees that all of the Improvements shall be deemed real property and fixtures owned by Lessor. In furtherance of the foregoing, Lessee hereby grants, conveys and transfers to Lessor any and all of Lessee's right, title and interest in and to the Improvements (other than Trade Fixtures) (whether now existing or hereafter constructed). Lessee agrees that any and all Improvements of whatever nature at any time constructed, placed or maintained upon any part of the Land shall be and remain the property of Lessor, subject to Lessee's rights under this Lease. Lessee agrees to execute, acknowledge, deliver, and file all documents reasonably necessary or appropriate to effect the purpose of this paragraph 10(e).

11.      Trade Fixtures.

Lessor acknowledges and agrees that the items of trade fixtures, machinery and equipment described in Schedule E (but specifically excluding Improvements, Building Systems and other replacements of fixtures, machinery and equipment which are the property of Lessor), together with other personal property of Lessee that is as easily removable as the personal property described on Schedule E, are and shall remain the property of Lessee ("Trade Fixtures") and be treated as "trade fixtures" for the purposes of this Lease and Lessee may remove the same from the Leased Property at any. time before the termination of this Lease, provided that Lessee shall repair any damage to the Leased Property resulting from such removal. Lessee may, at its own cost and expense, install or place or reinstall or replace upon or remove from the Leased Property any such Trade Fixtures. Any such Trade Fixtures shall not become the property of Lessor. Replacements of Building Systems, fixtures, machinery and equipment that are property of the Lessor shall be of at least equal quality to the replaced Building Systems, fixtures, machinery and equipment when the replaced items were new.

12.       Condemnation and Casualty.

   (a)           Lessee hereby assumes all risk of loss, damage or destruction, whether (i) by fire or hazard or other casualty, or the theft of all or any portion of the Leased Property (a "Casualty") or (ii) by condemnation, seizure, confiscation, requisition or other taking or sale of the use, access, occupancy, easement, rights to or title of all or any portion of the Leased Property, whether permanent or temporary, by or on account of any actual or threatened eminent domain proceeding or other action by any Governmental Authority or any transfer in lieu or in anticipation thereof (a "Taking"; a Taking and a Casualty are each sometimes called a "Destruction"). Lessee hereby assigns to Lessor's Mortgagee, if any, and otherwise to Lessor any award or insurance proceeds or other payment to which Lessee may become entitled by reason of its interest in the Leased Property (other than any award or insurance proceeds or other payment made to Lessee specifically made for interruption of business, moving expenses or Trade Fixtures; hereinafter called "Lessee's Loss") if the Leased Property, or any portion thereof, is damaged, destroyed, lost or taken in a Taking or a Casualty. If a Destruction occurs, the Lessee shall give Lessor and Lessor's Mortgagee prompt written notice thereof, and describe in reasonable detail in each case the facts or circumstances of the Destruction and the damage to or loss or destruction of the Leased Property. So long as no Event of Default exists, Lessee shall at its cost and expense, in the name and on behalf of the Lessor, Lessee, Lessor's Mortgagee or otherwise, appear in any such proceeding or other action, negotiate, accept and prosecute any claim for any award, compensation, insurance proceeds or other payment on account of any such Destruction and, subject to paragraph (b) below, cause each such award, compensation, insurance proceeds or other payment to be paid to Lessor's Mortgagee, if any, and otherwise, to Lessor. Lessee shall use commercially reasonable efforts to achieve the maximum award or other recoveries obtainable under the circumstances. Any negotiated awards, settlement or recoveries shall be subject to Lessor's and Lessor's Mortgagee's prior written approval (and if approved, Lessee shall be deemed to have used commercially reasonable efforts to achieve the maximum award or other recoveries obtainable under the circumstances). Lessee shall promptly inform Lessor of all settlement offers. Lessor and Lessor's Mortgagee may appear in any such proceeding or other action in a manner consistent with the foregoing and the costs and expenses of any such appearance shall be borne by Lessee and payable to Lessor as Additional Rent. If an Event of Default exists, Lessor's Mortgagee (or if there be none, Lessor) shall have the exclusive right at Lessee's cost to negotiate, adjust and settle awards, settlements and recoveries without Lessee's approval.

   (b)           After giving notice of a Destruction under the provisions of paragraph (a) of this Article 12, Lessee shall, at Lessee's own cost and expense, proceed with diligence and promptness (i) to carry out any work necessary to make the Leased Property safe and secure, and (ii) to Restore the Leased Property. All Restoration shall be undertaken and completed in the same manner as if the same were undertaken pursuant to paragraphs (c) and (d) of Article 10, and shall be subject to the reasonable requirements of Lessor and Lessor's Mortgagee as provided for in clause (ii) below. All Restoration shall be completed by the Outside Restoration Date, The foregoing obligations of Lessee so to Restore the Leased Property shall not be applicable (but the obligation of Lessee to make the Leased Property safe and secure shall be applicable) if Lessee has made (or has been deemed to have made) an offer to purchase the Leased Property pursuant to paragraph (c) below. If during the pendency of such Restoration the term of this Lease expires or otherwise terminates, then, at Lessor's option, such term shall be extended until completion of such Restoration on the same terms and conditions (including Basic Rent, Additional Rent and other rent) which were in effect immediately prior to such extension. The "Outside Restoration Date" shall mean (a) with respect to a Casualty, eighteen (18) months after the Destruction occurs, or (b) with respect to a Taking, twelve (12) months after the Destruction occurs, in each case subject to extension by Lessor of not more than eighteen (18) months to the extent that Restoration is delayed due to acts of God, strikes, unavailability of materials, or further Destruction.

Except upon completion of Lessee's purchase of the Leased Property pursuant to Article 15 hereof (including payment by Lessee of all amounts Lessee is to pay pursuant to such Article 15), Basic Rent and Additional Rent shall not abate hereunder by reason of any Destruction affecting the Leased Property, and this Lease shall continue in full force and effect and Lessee shall continue to perform and fulfill all of Lessee's obligations, covenants and agreements hereunder notwithstanding such Destruction.

The Net Award shall be applied to effect compliance with Lessee's obligations hereunder. Before commencement of any Restoration and at all times during Restoration, if the undisbursed portion of the Net Award is less than the reasonably estimated hard and soft costs to Restore the Improvements to the condition required in this paragraph (b), as reasonably determined by Lessor, at Lessee's expense, then, unless such estimated cost is less than the Restoration Threshold Amount, Lessee shall deposit the amount by which such estimated cost to Restore exceeds the Net Award with the Depositary (as defined below) or shall post an equivalent bond or other security reasonably satisfactory in form and substance to Lessor and Lessor's Mortgagee issued by a surety, bank or other Person satisfactory to Lessor and Lessor's Mortgagee, whereupon such deposit or bonded amount shall be part of the Net Award for purposes of paragraph (c) of this Article 12. If the Net Award does not exceed the then Specified Amount (the "Restoration Threshold Amount"), then provided no Event of Default exists, the Net Award shall be promptly paid to Lessee to be applied to the Restoration required by this paragraph (b). If the Net Award exceeds the Restoration Threshold Amount then provided no Event of Default exists:

(i)          The full amount thereof shall be paid to a depositary (the "Depositary"). The Depositary shall be Lessor's Mortgagee or a servicer of the loan held thereby, or a bank or trust company, selected by Lessor and approved by Lessor's Mortgagee, the long-term unsecured debt obligations of which are rated at least "A" and "A2", respectively, by S&P or Moody's (or any successor to either entity). The Depositary shall have no affirmative obligation to prosecute a determination of the amount of, or to effect the collection of, any insurance proceeds or condemnation award or awards. Moneys so received by the Depositary shall be held by the Depositary in trust separately for the uses and purposes provided in this Lease. To the extent not available to be paid from the Net Award, fees and expenses payable to the Depositary shall be paid by Lessee as Additional Rent.

(ii)          Payments of the Net Award for the actual costs and expenses incurred by Lessee in connection with such Restoration shall be made periodically (but not less frequently than once each calendar month and not more frequently than twice each calendar month) to Lessee from time to time as work progresses by the Depositary after written notice to the Depositary, with a copy to Lessor, setting forth in reasonable detail and with reasonable supporting materials all of such costs and expenses actually incurred by Lessee. Lessee shall comply with the reasonable requirements of Lessor and Lessor's Mortgagee, if any, with respect to the distribution of any Net Award by the Depositary, including without limitation that no Event of Default exists hereunder, that Lessee proceeds promptly after the Net Award is delivered to the Depositary to Restore the Leased Property in accordance with the requirements of this Article 12 and paragraphs (c) and (d) of Article 10, that all plans and specifications for the Restoration shall have been reviewed and approved by Lessor and Lessor's Mortgagee, and that disbursements by the Depositary shall be not more frequently than monthly in an amount not exceeding the hard and soft costs of the Restoration incurred since the previous disbursement and shall be conditioned upon, the delivery to the Depositary of appropriate lien waivers, architect's certificates, title insurance endorsements and other certificates and information that would typically be delivered to a construction lender in a construction loan context. The Depositary shall retain ten percent (10%) of the Net Award until Restoration is substantially complete at which time the undisbursed balance of the Net Award shall be disbursed as herein provided. At all times the undisbursed balance of the amount of deposit with the Depositary must be not less than the cost to Restore the Leased Property clear of all Liens. If upon completion of the Restoration and the payment of all costs incurred in connection therewith there is any excess Net Award, then:

(1)
In the case of a Casualty, and provided that no Default or Event of Default then exists, such excess Net Award shall be paid to or retained by Lessee, free and clear of any claims by Lessor or Lessor's Mortgagee; or

                    (2)            In the case of a Taking, such excess Net Award shall:

(a)
First, be paid to or retained by Lessee in an amount equal to the total amount of costs and expenses paid by Lessee (and with respect to which Lessee has not been reimbursed) on behalf of Lessor and Lessor's Mortgagee in connection with such Taking pursuant to Section 12(a) hereof; and

(b)	Second, be paid to or redeemed by Lessor (subject to the terms of any Lessor's Mortgage), free and clear of any claims by Lessee.

                     (c)           As used herein, the following terms shall have the meanings indicated:

(x) "Casualty Event of Loss" means that there has been a casualty of more than twenty five percent (25%) of the Leased Property such that the Casualty renders the Leased Property unfit for use in Lessee's business and the Leased Property cannot be Restored within twelve (12) months after such Casualty occurred.

(y)
"Condemnation Event of Loss" means the Taking of, in whole or in any significant part, the Leased Property, either permanently, or for a period which extends six (6) months beyond expiration of the Term, such that the Leased Property is rendered unfit for use in Lessee's business and the remainder of the Property cannot be Restored, within twelve (12) months after such Taking, to the Taking Restored Condition.

Notwithstanding the foregoing provisions of this Article 12:

(I)            If there is a Casualty Event of Loss or a Condemnation Event of Loss, then at any time within three (3) months after such Casualty or Taking, Lessee may make an irrevocable rejectable offer to Lessor to purchase the Leased Property, in the manner and under the terms of Article 15 on the Installment Payment Date first occurring sixty (60) days after Lessor's acceptance of such offer, for a purchase price equal to the Termination Value as of the date of purchase. Lessor shall have ninety (90) days after receipt of such offer in which to accept or reject such offer. No rejection of such offer shall be effective unless consented to in advance in writing by Lessor's Mortgagee, if any, and if such consent to rejection from Lessor's Mortgagee is not delivered within such ninety (90) day period, then such offer shall be deemed accepted as of the last day of such ninety (90) day period. Additionally, if, within such ninety (90) day period, there is no notice from Lessor to Lessee either accepting or rejecting such offer, then such offer shall also be deemed accepted as of the last day of such ninety (90) day period.

(II)
If (A) a Destruction occurs, (B) Lessee does not exercise the right (if available to Lessee) set forth in subpart (I) of this subpart (c), and (C) any of the two following conditions exists: (i) such Destruction constitutes a Condemnation Event of Loss or (ii) after such Destruction Lessee fails to Restore the Leased Property by the Outside Restoration Date, then, in any of such events, at the option of Lessor (with the prior written consent of Lessor's Mortgagee), upon notice from Lessor of any such event which makes reference to this Article 12(c) and the invocation of the offer provisions hereafter provided for, Lessor may require Lessee to make, and Lessee shall be deemed to have made, a rejectable offer to Lessor to purchase the Leased Property in the manner and under the terms of Article 15 on the Installment Payment Date first occurring sixty (60) days after Lessor's acceptance of such offer, for a purchase price equal to the Termination Value as of the date of purchase. Lessor shall have ninety (90) days after such offer in which (by written notice from Lessor to Lessee within such ninety (90) day period) to accept or reject such offer and if, within such ninety (90) day period, there is no written notice from Lessor to Lessee either accepting to rejecting such offer, then Lessor shall be deemed to have accepted such offer. No rejection of such offer shall be effective unless consented to in advance in writing by Lessor's Mortgagee.

If Lessor rejects any offer under this paragraph (c), this Lease shall terminate on the Installment Payment Date first occurring thirty (30) days after such rejection, and Lessor or Lessor's Mortgagee, as the case may be, shall retain the entire Net Award.

(d)            Notwithstanding any other provision to the contrary contained in this Article 12, if a temporary Taking occurs, this Lease shall remain in full force and effect (including without limitation the obligation of Lessee to continue to pay without reduction Basic Rent and Additional Rent) and the Lessee shall be obligated to continue to pay Basic Rent and Additional Rent and Lessee shall be entitled to the entire Net Award paid for such temporary Taking; except that any portion of the Net Award allocable to the time period after the expiration or termination of the Term shall be paid to Lessor. The provisions of this Article 12 shall supersede any contrary provisions in any statute or law.

13.           Insurance.

(a)           Lessee shall, at its cost and expense, maintain or cause to be maintained valid and enforceable insurance of the following character and shall cause to be delivered to Lessor and Lessor's Mortgagee annual certificates of the insurers as to such coverage and shall comply with the requirements of this Article 13 ("Insurance Requirements"):

(i)           "All Risks of Physical Loss" property insurance covering the Leased Property and all replacements and additions thereto, and all building materials and other property which constitute part of the Leased Property in a manner consistent with insurance maintained by Lessee on properties similar to the Leased Property and in any event in amounts not less than one hundred percent (100%) of the full replacement value of the Leased Property less Land and other uninsurable items, subject to an agreed value endorsement, together with an endorsement providing for law and ordinance coverage in an amount equal to at least twenty-five percent (25%) of the full replacement value of all Improvements, all of such insurance to have a deductible not greater than the Specified Amount.

(ii)           Commercial general liability insurance covering legal liability on an "occurrence" basis against claims for bodily injury, death or property damage, occurring on, in or about the Leased Property and, to the extent commercially reasonably available, the adjoining land, streets, sidewalks or ways occurring as a result of construction and use and occupancy of facilities located on the Leased Property or as a result of the construction thereof or the use of products or materials manufactured, processed, constructed or sold, or services rendered, on the Leased Property, in the minimum amount of $5,000,000 (or such higher amount as Lessor may reasonably require from time to time) with respect to any one occurrence, accident or disaster or incidence of negligence and with a maximum deductible of the Specified Amount.

(iii)           Worker's compensation insurance (or other similar insurance or self insurance program permitted and in compliance with the Legal Requirements of the state in which the Leased Property is located) covering all Persons employed in connection with any work done on or about the Leased Property with respect to which claims for death or bodily injury could be asserted against Lessor, Lessee or the Leased Property, complying with the Legal Requirements of the state in which the Leased Property is located.

(iv)            If any portion of the Leased Property is located in an area designated by the Federal Emergency Management Agency as having special flood and mudslide hazards, flood insurance either through its customary property insurance program or in the maximum available amount under the Flood Disaster Protection Act of 1973 and otherwise meeting the requirements of the Federal Insurance Administration.

(v)            Business interruption insurance in amounts sufficient to compensate Lessor for all Basic Rent, Additional Rent and other amounts payable hereunder for a period of not less than eighteen (18) months, the amount of such coverage to be adjusted annually to reflect the Basic Rent, Additional Rent and other amounts payable during the succeeding eighteen (18) month period.

(vi)            At all times during which construction, repairs, Restoration or Alterations are being made with respect to the Improvements, the insurance provided for in subsection (i) written on a so-called builder's risk completed value form on a non-reporting basis, including permission to occupy the Leased Property, and with an agreed-amount endorsement waiving co-insurance provisions.

                                (vii)          Broad form general boiler and machinery insurance (without exclusion for explosion) covering physical damage to the Leased Property and to the major components of any central air conditioning or ventilation systems, steam boilers, pipes, turbines, engines or similar apparatus in an amount which is not less than one hundred percent (100%) of the full replacement value of the Leased Property.

                                (viii)          Intentionally Deleted.

                                 (ix)          Such other insurance, in such amounts, against such risks, and with such other provisions as is required by Lessor's Mortgagee or customarily and generally maintained by operators of other Class A suburban office buildings in the West Sam Houston Parkway/Interstate 10 (Katy Freeway) area, including war risk insurance (at and during such times as war risk insurance is commonly obtained in the case of property similar to the Leased Property), when and to the extent obtainable from the United States Government or any agency thereof.

All policies of insurance required hereunder (the "Policies") shall be written by insurance companies having an insurance company claims paying rating from S&P and Moody's of "A" or better and be considered equivalent to a NAIC 1 or other rating designation acceptable to the. Securities Valuation Office of the National Association of Insurance Commissioners. All such.. insurance companies shall be legally qualified to issue such insurance in the state where the Leased Property is located, and otherwise be reasonably satisfactory to Lessor and Lessor's Mortgagee.

Insurance certificates evidencing the coverage required by the Policies shall be deposited with the Lessor by Lessee on the date hereof and thereafter no less frequently than annually. With respect to the Policies described under subparagraphs (i), (ii), (iv), (v), (vi), (vii) and, if applicable, (viii) and (ix), the Lessee also shall deliver insurance certificates evidencing the coverage required under said subparagraphs to the Lessor's Mortgagee, naming the Lessor's Mortgagee as the certificate holder. The form and substance of such certificates shall be, satisfactory to Lessor and Lessor's Mortgagee, in the exercise of reasonable judgment, and shall be issued by the insurer. Furthermore, the Lessee shall deliver to Lessor and Lessor's Mortgagee certificates (or other evidence reasonably satisfactory to Lessor and Lessor's Mortgagee) evidencing the coverage required by the Policies at least fifteen (15) days before the earlier of the expiration of the existing insurance period or the due date for all premiums for the renewal of such Policies.

All Policies of property insurance shall name the Lessor as loss payee and Lessor's Mortgagee as loss payee, mortgagee and additional insured, as its interest may appear, and all liability Policies shall name the Lessor and the Lessor's Mortgagee as additional insured, as their respective interests may appear and the policies required under subparagraphs (i), (iv), (v), (vi), (vii) and (viii) (ix) above shall identify the Lessor as the owner of the Leased Property. In addition, all Policies shall contain a standard New York lender or equivalent "non-contributory mortgagee" endorsement naming the Lessor's Mortgagee as loss payee, mortgagee and additional insured.

All Policies and endorsements shall be fully prepaid and nonassessable. The Lessee shall not obtain any separate or additional insurance which is contributing in the event of loss unless the Lessor and the Lessor's Mortgagee are each insured thereunder (as their interests may appear) and the policies therefor are satisfactory to the Lessor and the Lessor's Mortgagee.

(b)            Intentionally Deleted

(c)            All Policies shall (i) provide that the insurance evidenced thereby shall not be canceled or modified without at least thirty (30) days' prior written notice from the insurance carrier to the Lessor and the Lessor's Mortgagee, (ii) provide that the issuer waives all rights of subrogation against Lessor, any successor to Lessor's interests in the Leased Property and Lessor's Mortgagee, (iii) provide that thirty (30) days' advance written notice of cancellation, modification, termination or lapse of coverage will be given to Lessor and Lessor's Mortgagee, (iv) provide that such insurance, as to the interest of Lessor and Lessor's Mortgagee, will not be invalidated by any act or neglect of Lessor, Lessor's Mortgagee, Lessee or any party, nor by any :foreclosure or any other proceedings relating to the Leased Property, nor by any change in the title ownership of the Leased Property, nor by use or occupation of the Leased Property for purposes more hazardous than are permitted by such Policy, (v) provide that no claims shall be paid thereunder without ten (10) days' advance written notice to the Lessor and the Lessor's Mortgagee, (vi) be primary and without right or provision of contribution as to any other insurance carried by Lessor or any other interested party, and (vii) if any insuring company is not domiciled within the United States of America, include a United States Service of Suit clause (providing any actions against the. insurer by the named insured or Lessor are conducted within the jurisdiction of the United States of America).

(d)            Lessee shall comply at its sole expense, with all of the terms and conditions- of all Policies.

(e)           Any time after an Event of Default has occurred, or if a Credit Rating Downgrade has occurred, Lessee shall on demand pay to Lessor's Mortgagee, if any, or otherwise to Lessor, on the same day of each month that Basic Rent is due hereunder a monthly payment in such amount as Lessor or Lessor's Mortgagee determines to be necessary to create and maintain a reserve fund from which to pay before they become due all Taxes and Impositions during the next ensuing twelve (12) months,' and sufficient to pay all premiums ("Insurance Premiums") that are due for the renewal or replacement of the coverage afforded by the Policies (the "Tax and Insurance Reserve Fund Payment"). The Tax and Insurance Reserve Fund Payment shall be held in escrow (the "Tax and Insurance Reserve Fund") by Lessor or Lessor's Mortgagee free of trust and without interest to Lessee, and may be commingled with other funds. Any excess reserve shall be credited against subsequent Tax and Insurance Reserve Fund Payments required hereunder, and any deficiency shall be paid by Lessee upon demand and shall bear interest at the Overdue Rate if unpaid five (5) days after such demand, but shall be paid in no event later than five (5) days before the date when such Taxes and Impositions and Insurance Premiums shall become delinquent. To the extent that adequate funds for Taxes and Impositions and for Insurance Premiums have been paid to create a Tax and Insurance Reserve Fund and provided no Event of Default exists, Lessor (or Lessor's Mortgagee if the Tax and Insurance Reserve Fund is held by Lessor's Mortgagee) shall, on not less than fifteen (15) days' written request of Lessee, cause the same to be applied to Taxes and Impositions and Insurance Premiums payable by Lessee hereunder; provided, Lessee shall not be required to pay such Taxes and Impositions and Insurance Premiums, as the case may be, if (i) no Event of Default exists, (ii) the Tax and Insurance Reserve Fund contains sufficient amounts to pay such Taxes and Impositions, and (iii) Insurance Premiums and Lessor (or Lessor's Mortgagee if the Tax and Insurance Reserve Fund is held by Lessor's Mortgagee) fails to apply such funds to pay such Taxes and Impositions and Insurance Premiums following Lessee's written request. If an Event of Default exists, then the Tax and Insurance Reserve Fund may be applied to any Rent then due and unpaid and Lessee shall remain liable to pay such Taxes and Impositions and Insurance Premiums to the extent not paid out of the Tax and Insurance Reserve Fund. If after an Event of Default has occurred or a Credit Rating Downgrade has occurred Lessor or Lessor's Mortgagee has demanded Lessee to make the Tax and Insurance Reserve Fund Payments pursuant to this paragraph (e) and during any three (3) month period thereafter no Event of Default exists and Lessee maintains the Minimum Credit Rating, then upon expiration of such three (3) month period the balance of the Tax and Insurance Reserve Fund shall be returned to Lessee and Lessee shall have no further obligation to make Tax and Insurance Reserve Fund Payments unless and until a new Event of Default or a new Credit Rating Downgrade occurs.

Any unapplied portion of the Tax and Insurance Reserve Fund shall be returned to Lessee within thirty (30) days after the expiration of the Term or termination of this Lease, provided. there exists no Event of Default by Lessee. Upon the occurrence of any Event of Default by Lessee hereunder, Lessee agrees that Lessor may apply all or any portion of the Tax and Insurance Reserve Fund to any obligation of Lessee hereunder. If all or any portion of the Tax and Insurance Reserve Fund is applied to any obligation of Lessee hereunder, Lessee shall immediately upon request of Lessor restore the Tax and Insurance Reserve Fund to its original amount with interest at the Overdue Rate on such amounts five (5) days after such request. Lessee shall not have the right to call upon Lessor to apply all or any portion of the Tax and Insurance Reserve Fund to cure any Default or fulfill any obligation of Lessee hereunder, but such use shall be solely in the discretion of Lessor. Upon any conveyance of the Leased Property by Lessor, Lessor's right in the Tax and Insurance Reserve Fund shall be transferred by Lessor to Lessor's transferee, and upon such transfer Lessee releases Lessor herein named of any and all liability with respect to the fund, its application and return, and Lessee agrees to look solely to such transferee with respect thereto. The provisions of the previous sentence shall also apply to subsequent transferees.

14.            Financial Statements; Certificates. Lessee will cause to be delivered to Lessor and Lessor's Mortgagee the following financial statements of Lessee:

(i)            For any period that Lessee is a public company, as soon as practicable but in no event later than the date of filing with the Securities and Exchange Commission or other Governmental Authority, copies of all Form 8-K, Form 10-K, and Form 10-Q reports, financial statements, proxy statements, notices, annual reports and other communications as Lessee shall send to its shareholders and other information generally made available to banks and other lenders (exclusive of proprietary information); provided that Lessor and Lessor's Mortgagee shall be deemed to have been furnished the foregoing reports and other information if and to the extent Lessor and Lessor's Mortgagee may electronically access such reports and other information by means of the homepage of the Securities and Exchange Commission on the Internet; provided that such electronic resource is generally available to the public without charge;

 (ii)           For any period Lessee is not a public company required to file such reports with the Securities and Exchange Commission then within one hundred twenty (120) days after the end of each fiscal year, and within sixty (60) days after the end of any other fiscal quarter, a consolidated statement of earnings, and a consolidated statement of changes in financial position, a consolidated statement of stockholders' equity, and a consolidated balance sheet of such entity as of the end of each such year or fiscal quarter, setting forth in each case in comparative form the corresponding consolidated figures from the preceding annual audit or corresponding fiscal quarter in the prior fiscal year, as appropriate, all in reasonable detail and satisfactory in scope to Lessor and Lessor's Mortgagee, and certified to Lessee as to the annual consolidated statements by independent public accountants of recognized national standing selected by Lessee, whose certificate shall be based upon an examination conducted in accordance with generally accepted auditing standards and the application of such tests as said accountants deem necessary under the circumstances; and

(iii)           Within sixty (60) days of the end of each calendar year, an annual operating statement for Lessee's operations as lessee and operator of the Leased Property, detailing revenue, expenses and capital improvements made to the Leased Property, together with a projection of such capital improvements for the next calendar year, such operating statement to be certified as true, correct and complete by Lessee's Chief Financial Officer or Treasurer.

Within one hundred twenty (120) days after-the end of each of Lessee's fiscal years, Lessee will cause to be delivered to Lessor and Lessor's Mortgagee a certificate by an Executive Officer of Lessee (i) that to the best of such officer's knowledge based on reasonable inquiry, there exists no Default or Event of Default under this Lease or if any such Default or Event of Default exists, specifying the naturee thereof, the period of existence thereof and what action Lessee proposes to take with respect thereto and (ii) detailing capital improvements made to the Leased Property during the prior" calendar year and a projection of such matters for the next calendar year. In addition, Lessee agrees, upon prior written request, to meet with Lessor and Lessor's Mortgagee during normal business hours at mutually convenient times, from time to time, to discuss this Lease and such information about Lessee's business and financial condition requested by Lessor.

Any non-public information delivered to the Lessor pursuant to this Article 14, or otherwise, shall be deemed to be, and shall be treated as, confidential so long as such information is labeled as "Confidential" by Lessee when delivered to Lessor. Lessor may share the information delivered pursuant to this Article 14 with Lessor's Mortgagee, the Certificate Holders, potential mortgagees, rating agencies, servicers, potential purchasers of the Leased Property or a beneficial interest therein and all other parties having a legitimate business purpose for reviewing the same, and such parties may disclose such non-public information to regulatory authorities and in accordance with any judicial or governmental order, or if required by any law, regulation or stock exchange rule.

15.           Purchase Procedure.

(a)           If Lessee purchases Lessor's interest in the Leased Property pursuant  to any provision of this Lease, the terms and conditions of this Article 15 shall apply.

(b)           On the Closing Date:

(i)          Lessee shall pay to Lessor's Mortgagee, if any, and if none to Lessor, or as Lessor directs, in lawful money of the United States in immediately available funds, at Lessor's address herein stated or at any other place in the United States which Lessor may designate, an amount equal to the purchase price described in such provision (which purchase price shall never include the Reinvestment Premium except in connection with a transfer pursuant to Section 20(b)(ii)(3) of this Lease);

(ii)          Lessor shall execute and deliver to Lessee a special warranty deed covering the Leased Property, and an assignment and such other instrument or instruments as may be appropriate and customary in accordance with prevailing local conveyancing practices, which shall transfer all of Lessor's interest in the Leased Property, in each case free and clear of any Mortgage, but subject to (A) any Liens existing on the first day of the Term (other than any Mortgage), (B) the Permitted Encumbrances, (C) all Liens attaching to the Leased Property after the beginning of the Term (other than those created or evidenced by the Mortgage and those created or caused by or through Lessor without the consent of Lessee, (D) any installments of Impositions then affecting the Leased Property, and (E) all Legal Requirements. Lessor shall either (1) credit the Net Award, if any, actually received by Lessor to the purchase price or (2) pay the same to Lessee and assign to Lessee all rights to any award not yet received;

(iii)          Lessee shall pay all charges incident to such transfer or the termination of the Lease which are incurred by Lessor, Lessor's Mortgagee or Lessee, including but not limited to all transfer taxes, recording fees, escrow fees, title insurance premiums and federal, state and local taxes (except for any franchise, net income, or profit taxes of Lessor or Lessor's Mortgagee), and reasonable attorneys' fees and expenses of Lessor's counsel and counsel to Lessor's Mortgagee;

(iv)          Lessee shall pay to Lessor all Basic Rent, Additional Rent and other sums payable by Lessee under this Lease, due and payable through and including the date Lessee completes the purchase of Lessor's interest in the Leased Property, and the party purchasing the Leased Property shall be entitled to receive all amounts on deposit in the Tax and Insurance Reserve Fund; and

(v)          Except for those warranties contained in the special warranty deed described in subparagraph (b)(ii) of this Article 15, Lessor's transfer of its interest in the Leased Property shall be on an as-is basis, without any representation or warranty, either express or implied, as to the design, condition, quality, capacity, merchantability, habitability, durability, suitability or fitness of the Leased Property for any particular purpose, or any other matter concerning the Leased Property or any portion thereof.

(c)           This Lease shall remain in full force and effect and Lessee shall perform all of its obligations under this Lease through completion of the closing of Lessee's purchase of Lessor's interests in the Leased Property pursuant to this Article 15, at which time Lessor shall have no liability for any obligation arising under this Lease from and after such closing.

16.         Quiet Enjoyment. So long as no Event of Default exists under this Lease, Lessor covenants that Lessee shall and may at all times peaceably and quietly have, hold and enjoy the Leased Property during the Term of this Lease from any claim by, through, or under Lessor. Notwithstanding the preceding sentence, (a) Lessor may exercise its rights and remedies under Article 20 and (b) Lessor, Lessor's Mortgagee, representatives of a residual value insurer, and their respective agents may enter upon and inspect the Leased Property, during normal business hours after reasonable prior notice and with the minimum disruption reasonably practicable to Lessee's occupancy (x) once every three (3) years while Lessee has a credit rating, (y) once each year while Lessee does not have a credit rating, and (z) two (2) times during the last year of the Basic Term. Any failure by Lessor to comply with the foregoing covenant shall not give Lessee any right to cancel or terminate this Lease, or to abate, reduce or make deduction from or offset against any Basic Rent or Additional Rent or other sum payable under this Lease, or to fail to perform or observe any other covenant, agreement or obligation hereunder or to recover any damages against Lessor resulting therefrom. Subject to the foregoing sentence, Lessee may obtain injunctive or other equitable relief against Lessor for breach of the aforesaid covenant of peaceful and quiet possession and enjoyment of the Leased Property. If requested by Lessor or Lessor's Mortgagee (upon thirty [30] days' prior written notice), Lessee shall at its own expense provide Lessor and Lessor's Mortgagee with certificates every year during the Term of this Lease (except the last year of the Term, during which year Lessee shall provide such certificate each. fiscal quarter of Lessee) certifying (if true and correct) that the Leased Property is in the condition required by Article 10; provided, that Lessee shall be required to deliver, the certificates required by this sentence once each fiscal quarter of Lessee if required by Lessor's Mortgagee. One (1) year before the expiration of the Term, if requested by Lessor or Lessor's Mortgagee, Lessee shall at its own expense cause the Leased Property to be inspected: by a qualified independent inspector, the results of which shall be made available to Lessee, Lessor, and Lessor's Mortgagee not less than eleven (11) months before the end of the Term, to determine whether the condition of the Leased Property complies with the requirements set forth in the residual value insurance policy applicable to the Leased Property.

17.         Survival. If this Lease is terminated as herein provided, Lessee's obligations and liabilities, actual or contingent, under this Lease which arose at or before, or is otherwise attributable to a period of time prior to, such termination shall survive such termination.

18.         Subletting; Assignment.

         (a)          Lessee may, on one or more occasions and from time to time, sublet the Leased Property or any portion thereof, or on one or more occasions and from time to time, assign its interest in this Lease, provided that:

     (i)             No Event of Default exists under this Lease on the date of such sublease or assignment;

(ii)             Each sublease or assignment shall expressly be made subject and subordinate to the provisions hereof;

  (iii)              No sublease may extend beyond the Basic Term, unless Lessee has exercised its right to renew pursuant to paragraph (b) of Article 2 and the last Renewal Term for which Lessee has exercised its option under Article 2 extends through the scheduled expiration date of such sublease;

 (iv)              With respect to an assignment, the assignee is a partnership, corporation, limited liability company or other business entity which either owns one hundred percent (100%) of the common stock of Lessee or is an Affiliate of Lessee and with respect to which at least 50% of the ownership interest of such Affiliate is owned, directly or indirectly, by Lessee; and

  (v)            With respect to an assignment, the assignee assumes all of Lessee's duties, liabilities and obligations under this Lease accruing from and after the date of such assignment such that both Lessee and such assignee shall be jointly, severally and primarily liable for the performance of all of Lessee's duties, liabilities and obligations under this Lease accruing from and after the date of such assignment (such assumption agreement shall be in form and substance reasonably satisfactory to Lessor).

(b)            No such sublease or assignment shall affect or reduce anyy obligations of Lessee, or the rights of Lessor hereunder, and all obligations of Lessee hereunder shall continue in full effect as the obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made.

(c)             Lessee shall, within ten (10) days after the execution of any such sublease or assignment (with assumption agreement), deliver to Lessor a conformed copy thereof and of any short form lease or memorandum of lease which has been prepared for recording purposes.

(d)            Notwithstanding anything to the contrary herein contained, without the prior written consent of Lessor (which may be granted or withheld in Lessor's sole discretion), Lessee will not, directly or indirectly, consolidate with or merge into any corporation, association, partnership or other business organization or permit any corporation, association, partnership or other business organization to consolidate with or merge into it, or sell or otherwise transfer all or substantially all of its properties and assets, or acquire all or substantially all of the assets of any corporation, association, partnership or other business organization or individual, unless the Lessee shall be the entity surviving such consolidation, merger or other action, or the surviving entity or transferee shall enter into an assumption of this Lease in form and substance reasonably satisfactory to Lessor and Lessor's Mortgagee (together with an opinion of independent counsel in form and substance reasonably satisfactory to Lessor and Lessor's Mortgagee relating to the due authorization, execution, delivery and enforceability of such assumption).

(e)             Neither this Lease nor the Term of this Lease shall be mortgaged by Lessee unless such mortgage is expressly made subject to and subordinate to the rights of Lessor and Lessor's Mortgagee, nor shall Lessee mortgage or pledge the interest of Lessee in and to any sublease of the Leased Property or any portion thereof or the rental payable thereunder unless such mortgage or pledge is expressly made subject to and subordinate to the rights of Lessor and Lessor's Mortgagee. Any such mortgage or pledge, and any sublease or assignment not permitted by this Article 18, shall be void.

(f)           Lessee shall pay as Additional Rent to Lessor on demand all reasonable  costs and expenses of Lessor and Lessor's Mortgagee (including in-house or outside counsel attorneys' reasonable fees and expenses) in reviewing or executing any instrument pursuant to this Article 18.

(g)            With respect to any sublease which meets the requirements set forth above and the following requirements, Lessor shall join with Lessee and the applicable sublessee in executing and delivering a subordination, attornment and non-disturbance agreement in form and substance reasonably satisfactory to Lessor:

(i)	Lessee has not suffered a Credit Rating Downgrade;

(ii)	The applicable sublessee shall, pursuant to such sublease, occupy at least two (2) full floors;

(iii)	The rental rate provided for in such sublease is at least a "prevailing market rate"; and

(iv)
Such sublessee has a tangible net worth of not less than $80,000,000.00 and has a "3" as ascribed by the National Association of Insurance Commissioners whether such designation is made public or reflected in a private letter designation.

19.           Advances by Lessor.

If Lessee shall fail to make or perform any payment or act required by this Lease, then, upon ten (10) Business Days' notice to Lessee (or upon shorter notice or no notice, to the extent necessary to meet an emergency or a governmental limitation), Lessor may at its option pay or perform such act for the account of Lessee, and Lessor shall not thereby be deemed to have waived any Default or released Lessee from any obligation hereunder. Amounts so paid by Lessor and all related incidental reasonable costs and related reasonable expenses (including reasonable attorneys' fees and reasonable expenses) incurred in connection with such payment or performance shall constitute Additional Rent and shall be paid by Lessee to Lessor on demand and shall bear interest at the Overdue Rate from the date of Lessor's payment until the date .Lessor is reimbursed in full.

20.            Conditional Limitations -- Events of Default and Remedies.

(a)            Any of the following occurrences or acts shall constitute an "Event of Default" under this Lease:

(i)           If Lessee (A) fails to pay any installment of Basic Rent within five (5) days after any such payment is due, (B) fails to pay Additional Rent and such failure continues for ten (10) days after notice thereof has been given to Lessee, (C) fails to keep in full force and effect any insurance coverage required to be maintained by Lessee hereunder, (D) fails to perform its obligation to purchase the Leased Property when required to do so by any provision of this Lease, or (E) fails to timely pay any Taxes and Impositions when due and the payment of such Taxes and Impositions is not then being contested pursuant to and in accordance with the provisions of Section 6(d) hereof; or

(ii)
If Lessee fails to perform any other covenant, agreement or obligation on the part of Lessee to be performed under this Lease and such failure continues for a period of thirty (30) days after notice thereof has been given to Lessee; provided, however, that in the case of a failure which Lessee is able to remedy with reasonable diligence, but not within a period of thirty (30) days, if Lessee commences within such period of thirty (30) days to remedy such failure and thereafter prosecutes the remedying of such failure with reasonable diligence, the period of time within which to remedy such failure shall be extended for such period not to exceed an additional sixty (60) days (and, if agreed to by both Lessor and Lessor's Mortgagee, a second period of sixty (60) days) as may be reasonable to remedy the same with all reasonable diligence; or

                              (iii)            If Lessee files a petition of bankruptcy or for reorganization or for an arrangement pursuant to the Bankruptcy Code, or is adjudicated a bankrupt or becomes insolvent or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or is dissolved, or suspends payment of its obligations, or takes any corporate action in furtherance of any of the foregoing; or

                             (iv)            If a petition or answer is filed proposing the adjudication of Lessee as a bankrupt, or its reorganization pursuant to the Bankruptcy Code, and (A) Lessee consents to the filing thereof, or (B) such petition or answer is not discharged or denied within ninety (90) days after the filing thereof, or

                              (v)            If a receiver, trustee or liquidator (or other similar official) is appointed for or takes possession or charge of Lessee, or Lessee's estate or interest in the Leased Property, and is not discharged within ninety (90) days thereafter, or if Lessee consents to or acquiesces in such appointment; or

                             (vi)            If the Leased Property is left unattended, unsecured and without maintenance; or

                            (vii)            If Lessee has made a material misrepresentation under this Lease, any document or instrument executed in connection with Lessor's acquisition of the Leased Property (including any purchase agreement or conveyance document) or any certificate or writing tendered in connection with the execution and delivery of this Lease.

(b)            If an Event of Default shall occur and be continuing, Lessor shall have the option to do any one or more of the following without any notice or demand, in addition to and not in limitation of any other remedies permitted by law or by this Lease (including without limitation, seeking to recover damages, including consequential and incidental damages to the extent provided for in Article 36 of this Lease, against Lessee):

                                 (i)             Decline to repossess the Leased Property, and elect to maintain the Lease in full force and effect. In this event, Lessor shall have the right to sue Lessee for the recovery of monthly Basic Rent and/or Additional Rent as such Rent becomes due for and during the entire unexpired portion of the Term of the Lease. If it is necessary for Lessor to bring suit against Lessee in order to collect such sums, Lessor has the right to allow monthly Basic Rent and/or Additional Rent charges to accumulate and to bring an action on several or all of the accrued monthly Basic Rent and/or Additional Rent charges due at any one time. Any such suit shall not prejudice the right of Lessor to bring a similar action for any subsequent monthly Basic Rent and/or Additional Rent as it falls due.

(ii)             Treat the Event of Default as an anticipatory repudiation, terminate Lessee's rights under this Lease (but not its obligations), and repossess the Leased Property. In such event, Lessor shall have the right to immediate possession of the Leased Property and may re-enter the Leased Property, change the locks and remove all persons and property therefrom without being guilty in any manner of trespass or otherwise; and any and all damages to Lessee, or persons holding under Lessee, by reason of such re-entry are hereby expressly waived; and any such termination of Lessee's rights under the Lease or re-entry on the part of Lessor shall be without prejudice to any remedy available to Lessor for arrears of Basic Rent and/or Additional Rent, breach of contract, damages or otherwise, nor shall the termination of Lessee's rights under this Lease by Lessor acting under this subsection be, deemed in any manner to relieve Lessee from the obligation to pay the Basic Rent and/or Additional Rent due or, to become due as provided in this Lease. for and during the entire unexpired portion (or what would have been the entire unexpired portion) of the Term. In the event of termination of Lessee's rights under this Lease and repossession by Lessor as provided in this subsection, Lessor shall have the further right, but not the obligation, to:

(1) Relet the Leased Property upon such terms, conditions and covenants as are deemed proper by Lessor for the account of Lessee and in such event Lessee shall remain liable for the full Basic Rent and Additional Rent for, the remainder of the Term of this Lease (reduced as hereafter provided by reason, of the monthly rent and other. charges [if any] actually collected under the; new lease), and in addition Lessee shall pay to Lessor Lessee's Share (as hereinafter defined) of all costs of renovating and/or altering the Leased Property (or any portion thereof) for a new lessee or lessees (including all out-of-pocket expenses incurred by Lessor, including incentives, allowances and inducements) and all reasonable brokerage and/or reasonable legal fees incurred in connection therewith. Lessor shall have the right to sue Lessee to collect Lessee's Share of all costs of renovating and/or altering the Leased Property (or any portion thereof) for a new lessee or lessees (including all out-of-pocket expenses incurred by Lessor, including incentives, allowances and inducements) and all reasonable brokerage and/or reasonable legal fees incurred in connection therewith, as well as the difference for the entire unexpired portion (or what would have been the entire unexpired portion) of the Tenn of this Lease between the Basic Rent and Additional Rent under this Lease versus the monthly rent and other charges collected or to be collected under the new Lease. In no event shall Lessee be entitled to any excess rent received by Lessor on account of such reletting(s). As used herein, "Lessee's Share" shall mean the ratio, the numerator of which is the number of months from the date that Lessee's rights under this Lease are terminated as provided above until the date that the Term.hereof would have expired, and the denominator of which is the number of rent-paying months in the primary term of the lease entered into by Lessor pursuant to such reletting; but in no event shall Lessee's Share exceed 100%;

(2) Alternatively, at the election of Lessor (provided that no such election shall be effective unless consented to in advance in writing by Lessor's Mortgagee, if any), Lessee shall pay as damages to Lessor, upon any such termination of Lessee's rights under this Lease, such sum as at the time of such termination of Lessee's rights equals the amount of the excess, if any, of the then present value of all the Basic Rent and Additional Rent which would have been due and payable hereunder during the entire unexpired portion (or what would have been the entire unexpired portion) of the Term of this Lease over and above the then present rental value of the Leased Property (in its AS IS condition) for the same period. For purposes of present value calculations, Lessor and Lessee stipulate and agree to a discount rate equal to the Discount Rate

(3) Alternatively, at the option of Lessor exercised at any time while an Event of Default in the payment of Basic Rent or Additional Rent is continuing, Lessor shall be entitled to recover from Lessee, five (5) days after written notice to Lessee, as liquidated damages, in addition to any other proper claims but in lieu of and not in addition to any amount which would thereafter have become payable under other provisions of this clause (ii), the Termination Value as set forth in Schedule C hereto, plus, if the. Event of Default which gave rise to Lessor's exercising its option pursuant to this subpart (3) was an Event of Default under Section 20(a)(i) of this Lease, any Reinvestment Premium, provided that, if Lessee shall so request, Lessor, shall at the time of such payment assign and convey the Leased Property to Lessee, without further consideration, in accordance with the terms and provisions of Article 15 hereof.

(iii)           Send written notice, signed by Lessor and consented to in writing by Lessor's Mortgagee, declaring the Lease forfeited and expressly advising Tenant that it is relieved of all further rights and obligations under the Lease (except those obligations which are intended to survive expiration or termination of the Lease). Absent such written notice, signed by Lessor and consented to in writing by Lessor's Mortgagee, repossession by Lessor and/or expulsion of Lessee from the Leased Property shall in no way be construed as a termination of the Lease or Tenant's obligations thereunder.

(c)            In the event, and only in the event, that applicable law requires Lessor to attempt to mitigate damages following the termination of Lessee's rights under this Lease as provided in (ii) above, Lessor shall use reasonable efforts to the extent required by applicable law to relet the Leased Property on such terms and conditions as applicable law permits, provided, however, that (A) Lessor shall not be obligated to relet the Leased Property before leasing other vacant space owned or operated by Lessor at the Leased Property as to which Lessor is using reasonable efforts to relet to the extent required by applicable law, (B) Lessor reserves the right to refuse to lease the Leased Property to any potential tenant which does not meet Lessor's reasonable standards and reasonable criteria for leasing any other comparable space owned or operated by Lessor, and (C) Lessor shall not be obligated to undertake any greater efforts to relet the Leased Property than Lessor utilizes to lease any other vacant space owned or operated by Lessor. In any proceeding in which Lessor's efforts to mitigate damages and/or its compliance with this subsection is at issue, Lessor shall be presumed to have used reasonable efforts to mitigate damages, Lessee shall bear the burden of proof to establish that such reasonable efforts were not used, and Lessor and Lessee agree that the following shall presumptively be deemed reasonable efforts to mitigate damages: (i) if Lessor does not have in-house leasing staff, listing the Leased Property for lease with a licensed commercial real estate broker experienced in leasing comparable office development projects in the greater Houston, Texas metropolitan area, (ii) advertising the availability of the Leased Property for lease in a suitable trade journal or newspaper at least once a month; and (iii) if a qualified prospect expresses a desire to inspect the Leased Property, showing the Leased Property to such prospect or its agent.

(d)           In the event that Lessor has either repossessed the Leased Property or has terminated this Lease pursuant to the foregoing provisions of this Lease, Lessor has the right to enter upon the Leased Property by use of a master key, a duplicate key, or other peaceable means, and change, alter, and/or modify the door locks on all entry doors of the Leased Property, thereby permanently excluding Lessee, and its officers, principals, agents, employees, representatives and invitees therefrom. Lessor shall not thereafter be obligated to provide Lessee with a key to the Leased Property at any time, regardless of any amounts subsequently paid by Lessee; provided, however, that in any such instance, during. Lessor's normal business hours and at the convenience of Lessor, and upon receipt of written request from Lessee accompanied by such written waivers and releases as Lessor may reasonably require, Lessor will either (at Lessor's option) (A) escort Lessee or its authorized personnel to the Leased Property to retrieve any Trade Fixtures, furniture, equipment, computers, personal belongings or other property of Lessee or (B) obtain a list from Lessee of such personal property as Lessee intends to remove, whereupon Lessor shall remove such property and make it available to Lessee at a time and place designated by Lessor. However, if Lessor elects option (B), Lessee shall pay, in cash in advance, all costs and expenses reasonably estimated by Lessor to be incurred in removing such property and making it available to Lessee and all reasonable moving and/or reasonable storage charges theretofore incurred by Lessor with respect to such property (plus an additional fifteen (15) percent thereof, to cover Lessor's administrative costs). If Lessor elects to exclude Lessee from the Leased Property without repossessing or terminating pursuant to the foregoing provisions of this Lease, then Lessor shall not be obligated to provide Lessee a key to re-enter the Leased Property until such time as all delinquent Basic Rent and Additional Rental have been paid in full and all other defaults, if any, have been completely cured to Lessor's reasonable satisfaction (if such cure occurs prior to any actual repossession or termination), and Lessor has been given assurance reasonably satisfactory to Lessor evidencing Lessee's ability to satisfy its remaining obligations under this Lease. To the extent permitted by law, the foregoing provision shall override and control any conflicting provisions of any applicable statute governing the right of a lessor to change the door locks of commercial Lessees.

(e)           No receipt of moneys by Lessor from Lessee after a termination of this Lease or of Lessee's rights under this Lease by Lessor shall reinstate, continue or extend the Term of this Lease or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of Basic Rent and/or Additional Rent, and any related amounts to be paid by Lessee to Lessor then due or thereafter falling due, it being agreed that after the commencement of suit for possession of the Leased Property, or after final order or judgment for the possession of the Leased Property, Lessor may demand, receive and collect any moneys due or thereafter falling due without in any manner affecting such suit, order or judgment, all such moneys collected being deemed payments on account of the use and occupation of the Leased Property or, at the election of Lessor, on account of Lessee's liability hereunder. Lessee hereby waives any and all rights of redemption provided by any law, statute or ordinance now in effect or which may hereafter be enacted.

(f)          he word "re-enter", as used in this Lease, shall not be restricted to its technical legal meaning, but is used in the broadest sense. No such taking of possession of the Leased Property by Lessor shall constitute an election to terminate this Lease and relieve Lessee of any obligations hereunder unless and to the extent Lessor gives express written notice thereof to Lessee signed by Lessor and consented to in writing by Lessor's Mortgagee, if any, declaring the Lease forfeited and expressly advising Tenant that it is relieved of all further rights and obligations under the Lease.

(g)           Lessor brings an action to enforce any provision of this Lease in which it is found that an Event of Default has occurred and in which Lessor is the prevailing party, then Lessee shall pay to Lessor all reasonable costs and other reasonable expenses which may become payable as a result thereof, including reasonable attorneys' fees and reasonable expenses.

(h)          No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or at any time existing. The failure of Lessor to insist upon the strict performance of any provision or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Receipt by Lessor of any Basic Rent or Additional Rent or any other sum payable hereunder with knowledge of the breach of any provision contained in this Lease shall not constitute a waiver of such breach, and no waiver by Lessor of any provision of this Lease shall be deemed to have been made unless made under signature of an authorized representative of Lessor.

(i)          Notwithstanding anything contained herein to the contrary and without limitation of anything contained herein, if a petition is filed by or against Lessee for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), and Lessee (including for purposes of this Section, Lessee's successor in bankruptcy, whether a trustee or Lessee as debtor in possession) assumes and proposes to assign, or proposes to assume and assign, this Lease pursuant to the provisions of the Bankruptcy Code to any person or entity who has made or accepted a bona fide offer to accept an assignment of this Lease on terms acceptable to Lessee, then notice of the proposed assignment setting forth (i) the name and address of the proposed assignee, (ii) all of the terms and conditions of the offer and proposed assignment, (iii) adequate protection of Lessor's interest in the Leased Property, and (iv) the adequate assurance to be furnished by the proposed assignee of its future performance under the Lease, shall be given to Lessor by Lessee no later than twenty (20) days after Lessee has made or received such offer, but in no event later than ten (10) days prior to the date on which Lessee applies to a court of competent jurisdiction for authority and approval to enter into the proposed assignment. Lessor shall have the prior right and option, to be exercised by notice to Lessee given at any time prior to the date on which the court order authorizing such assignment is entered, to receive an assignment of this Lease upon the same terms and conditions, and for the same consideration, if any, as the proposed assignee, less any brokerage commissions which may otherwise be payable out of the consideration to be paid by the proposed assignee for the assignment of this Lease. Lessor and Lessee agree that "adequate assurance of future performance" by Lessee and/or any assignee of Lessee pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of a security deposit in the amount of three (3) times the then current monthly Basic Rent and Additional Rent payable hereunder. In addition, if this Lease is assigned pursuant to the provisions of the Bankruptcy Code, Lessor (1) may require from the assignee a deposit or other security for the performance of its obligations under this Lease in an amount substantially the same as would have been required by Lessor upon the initial leasing to a lessee similar to the assignee and (2) shall receive, as additional Basic Rent and/or Additional Rent, any and all sums and other consideration of whatever nature paid to Lessee for or by reason of the assignment for the value of this Lease, including any amounts paid to Lessee for all or part of Lessee's assets in the Leased Property, to the extent in excess of the reasonable fair market value of such assets, less Lessee's reasonable direct costs of brokerage commissions, if any, and inducements, if any, paid to or for the benefit of the assignee. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or documentation, to have assumed all of the Lessee's obligations arising under this Lease on and after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Lessor an instrument confirming such assumption. No provision of this Lease shall be deemed a waiver of Lessor's rights or remedies under the Bankruptcy Code to oppose any assumption and/or assignment of this Lease, to require a timely performance of Lessee's obligations under this Lease, or-to regain possession of the Leased Property if this Lease has neither been assumed or rejected within sixty (60) days after the date of the order for relief or within such additional time as a court of competent jurisdiction may have fixed. Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly denominated as Basic Rent or Additional Rent, shall constitute "rent" for the purposes of Section 502(b)(6) of the Bankruptcy Code. To the extent permitted by law, Lessor and Lessee agree that this Lease is a contract under which applicable law excuses Lessor from accepting performance from (or rendering performance to) any person or entity other than Lessee within the meaning of Sections 365(c) and 365(e) (2) of the Bankruptcy Code.

(j)           In the event of any non-compliance by Lessor with any covenant, duty or obligation of Lessor under this Lease which continues beyond a reasonable period after notice from Lessee to Lessor and Lessor's Mortgagee, Lessee's sole remedy shall be to seek injunctive relief (including the right to seek specific performance). In no event shall Lessee have the right (and Lessee hereby waives and releases the right) to seek damages or other relief against Lessor. In seeking such injunctive relief, Lessee shall not have the burden to prove inadequacy of other remedies or irreparable harm.

21.            Lessor Cooperation.

Lessor, at the sole cost and expense of Lessee, shall execute such instruments and take such additional action as Lessee may reasonably request (all such action herein being collectively called the "Lessor Action") in connection with the following activities ("Specified Activities"): (1) contesting Taxes and Impositions, (2) subdividing the Leased Property and the Excess Land, (3) developing and improving the Leased Property, and (4) any other action necessary for Lessee to receive the full benefit of the terms and provisions of this Lease, in each case so long as (i) at the time Lessee requests Lessor to take such Specified Activity, no Default or Event of Default under this Lease then exists, and (ii) such Specified Activity satisfies all of the following requirements ("Specified Requirements"):
(a)           Such Specified Activity does not violate or is otherwise not prohibited by any provision of this Lease, any provision of any loan document, any restrictive covenant, any Permitted Encumbrance or any Legal Requirement.

(b)           Such Specified Activity shall not give rise to any Lien or other encumbrance against the Leased Property.

(c)           Such Specified Activity shall not adversely affect the fair market value of the Leased Property.

(d)           Such Specified Activity shall not result in a sale or forfeiture of all or any portion of the Leased Property.

(e)           Such Specified Activity will not result in a forfeiture or subordination of any of the Lessor's Mortgagee's Liens.

If (x) Lessee requests Lessor to take a Lessor Action with respect to a given Specified Activity, (y) such Specified Activity satisfies all of the Specified Requirements and (z) Lessor fails to take such Lessor Action fifteen (15) days after Lessee delivers to Lessor both (A) a written request of Lessor to take such Lessor Action and (B) evidence reasonably satisfactory to Lessor that such Specified Activity satisfies all of the Specified Requirements, then Lessee, as its sole and exclusive remedy, shall have the right to take such action on behalf of Lessor (at Lessee's, sole cost. and expense) as Lessor's attorney-in-fact. In that connection, Lessor does hereby irrevocably constitute and appoint Lessee, with full power of substitution, as its true and lawful attorney-in-fact and agent.with full power and authority to act in Lessor's name, place and stead under this Section 21 of this Lease after, with respect to any Specified Activity, the expiration of the fifteen (15) day period referred to above. Such power-of-attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive the disability, dissolution, liquidation or other termination of Lessor and shall be binding on all successors and assigns of Lessor. Lessee shall, as Additional Rent, pay all reasonable costs and expenses (including attorneys' fees) incurred by Lessor and Lessor's Mortgagee in connection with the performance by Lessor of its obligations under this Section 21.

22.            Holdover.

If Lessee shall holdover after the expiration or termination of the Term of this Lease, without derogating from any of Lessor's rights hereunder and without granting any rights of possession to Lessee, in lieu of Lessee's being liable for Basic Rent during the period of such holdover, Lessee shall be liable to Lessor for a use and occupancy fee, in an amount equal to 125% of the Basic Rent payable immediately before such expiration or termination for such period of holdover, plus all Additional Rent Lessee would have been liable for hereunder had such expiration or termination not occurred. In addition, Lessee hereby indemnifies Lessor against all loss, cost, and damage arising from Lessee's failure to surrender the Leased Property, within fifteen (15) days after Lessee has been given notice to surrender the Leased Property, in accordance with the terms hereof. This indemnification shall survive the termination or expiration of this Lease.

23.           Lien Waiver.

Lessor hereby irrevocably, unconditionally and expressly waives any and all Liens on the property of Lessee and its sublessees, express or implied, statutory or contractual, that would otherwise serve to secure Lessee's obligations under this Lease.

24.           Notices.

All communications herein provided for or made pursuant hereto shall be in writing and shall be sent by (i) registered or certified mail, return receipt requested, and the giving of such communication shall be deemed complete on the third Business Day after the same is deposited in a United States Post Office with postage charges prepaid, (ii) reputable overnight delivery service with acknowledgment receipt returned, and the giving of such communication shall be deemed complete on the immediately succeeding Business Day after the same is timely deposited with such delivery service, or (iii) hand delivery by reputable delivery service:

(a)           If to Lessor, at the address set forth in Item 7 of Schedule B.

(b)           If to Lessee, at the address set forth in Item 8 of Schedule B.

Lessor will notify Lessee of the name and address of Lessor's Mortgagee, and Lessee shall deliver (in the manner described above) to such Lessor's Mortgagee at such address a copy of any notice given by Lessee to Lessor, No notice by Lessee to Lessor pursuant to the provisions of this Lease shall be deemed effective unless and until such notice is also so delivered to such Lessor's Mortgagee; and no notice by Lessor to Lessee pursuant to the provisions of this Lease shall be deemed effective unless and until such notice is joined in or consented to in writing by Lessor's Mortgagee. Either party, and Lessor's Mortgagee, may change the address where notices are to be sent by giving the other party (or parties) and Lessor's Mortgagee ten (10) days' prior written notice of such change in the manner provided in this Article 24 for giving notice.

25.           Estoppel Certificates.

Each party hereto agrees that at any time and from time to time during the term of this Lease, it will promptly, but in no event later than ten (10) Business Days after request by the other party hereto or Lessor's Mortgagee, execute, acknowledge and deliver to such other party (and, on request, to any current or prospective mortgagee or prospective purchaser) a certificate stating, to the best of such party's knowledge, (a) provided such statement is true and correct, that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and setting forth any modifications); (b) the date to which Basic Rent, Additional Rent and other sums payable hereunder have been paid; (c) in the good faith opinion of the party executing such certificate, whether or not there is an existing Default by Lessee in the payment of Basic Rent, Additional Rent or any other sum required to be paid hereunder, and whether or not there is any other existing Default by Lessee with respect to which a notice of Default has been served or of which the signer has Actual Knowledge, and, if there is any such Default, specifying the nature and extent thereof; (d) in the good faith opinion of the party executing such certificate, whether or not there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate and if so, the basis for such claim; (e) provided such statement is true and correct, stating that Lessee is in possession of the Leased Property or setting forth the parties in possession and identifying the instruments pursuant to which they took possession; and (f) stating such other information with respect to the Leased Property and/or this Lease as may be reasonably requested. Without limiting the foregoing, Lessee will execute an estoppel certificate in the form of Exhibit G hereof.

26,           No Merger.

Lessee agrees that there shall be no merger of this Lease or of any sublease under this Lease or of any leasehold or subleasehold estate hereby or thereby created with the fee or any other estate or ownership interest in the Leased Property or any part thereof by reason of the fact that the same Person may acquire or own or hold, directly or indirectly, (a) this Lease or any sublease or any leasehold or subleasehold estate created hereby or thereby or any interest in this Lease or any such sublease or in any such leasehold or subleasehold estate and (b) the fee estate or other estate or ownership interest in the Leased Property or any part thereof

27.            Surrender.

(a)          Upon the expiration or earlier termination of the Term of this Lease, Lessee shall peaceably leave and surrender the Leased Property to Lessor in good order and safe condition, ordinary wear and tear excepted (subject to Lessee's continuing obligation to maintain the Leased Property in accordance with the maintenance of other Class A suburban office buildings in the West Sam Houston Parkway/Interstate 10 (Katy Freeway) area and excepting also any other damage and conditions not required to be repaired by Lessee under this Lease, and (except as otherwise provided in paragraph (c) of Article 12) in accordance with the requirements of Article 10 of this Lease. Lessee shall remove from the Leased Property on or before such expiration or earlier termination all property situated thereon which is not the property of Lessor, and shall repair any damage caused by such removal. Property not so removed shall become the property of Lessor, and Lessor may cause such property to be removed from the Leased Property and disposed of, and Lessee shall pay the cost of any such removal and disposition and of repairing any damage caused by such removal.

(b)          Except for surrender by Lessee upon the expiration or earlier termination of the Term hereof, or in response to Lessor's request or in response to rights Lessor asserts it has, no surrender by Lessee to Lessor of this Lease or of the Leased Property shall be valid or effective unless agreed to and accepted in writing by Lessor. If Lessee holds over beyond the scheduled expiration or termination date of this Lease, the provisions of Article 22 shall apply.

28.           Separability.

Each provision contained in this Lease shall be separate and independent and the breach of any such provision by Lessor shall not discharge or relieve Lessee from its obligation to perform each obligation of this Lease to be performed by Lessee. If any provision of this Lease or the application thereof to any Person or circumstance shall to any extent be invalid and unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the extent permitted by law.

29.           Signs; Showing.

During the three (3) month period preceding the date on which the then current Term of this Lease shall expire, Lessor may place signs in reasonable locations on the grounds in front of the Leased Property advertising that the same will be available for rent or purchase, and at any time during the Term, upon not less than twenty-four (24) hours notice to Lessee, Lessor may, in a manner which does not unreasonably interfere with occupants of the Leased Property, show the Leased Property to prospective lessees or purchasers and their respective representatives during normal business hours as Lessor may elect.

30.            Intentionally Omitted.

31.            Recording.

Lessor and Lessee will execute, acknowledge, deliver and cause to be recorded or fled or, at Lessee's expense, registered and re-recorded, re-filed or re-registered in the manner and place required by any present or future law, a memorandum of lease thereof, and all other instruments, including, without limitation, releases and instruments of similar character, which shall be reasonably requested by Lessor or Lessee as being necessary or, appropriate in order., to protect their respective interests in the Leased Property.

32.           Miscellaneous.

This Lease shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns permitted hereunder. Nothing herein shall restrict the right of Lessor to convey the Leased Property or interests therein or interests in Lessor without the consent of Lessee. Recourse for the breach of any obligation of Lessor hereunder shall be limited to Lessor's interest in the Leased Property and the indemnity in favor of Lessee by Beltway Associates Holdings LLC, and in no event shall Lessee have recourse to Lessor personally, or its members, managers, trustees or beneficiaries or to any other assets of Lessor. Concurrently with the execution and delivery of this Lease, Lessee shall cause to be delivered to Lessor and Lessor's Mortgagee an opinion of counsel to Lessee, reasonably satisfactory in form and substance to Lessor and Lessor's Mortgagee, as to the due authorization, execution and delivery of this Lease by Lessee and the validity, binding effect and enforceability as to Lessee of this Lease and such other matters relating to Lessee and this Lease as Lessor or Lessor's Mortgagee may reasonably request. To the extent Lessor or Lessor's Mortgagee, acting in a commercially reasonable manner, should at any time during the Term of this Lease require any additional documents to be executed by Lessee to further document or affirm compliance with Lessee's agreements hereunder or under any related documents, the Lessee shall promptly comply with said request and execute such documents. The provisions of the immediately preceding sentence shall reciprocally apply for the benefit of Lessee with regard to Lessor and Lessor's Mortgagee. Lessee shall, as Additional Rent, pay any reasonable in-house or outside counsel attorneys' fees and expenses incurred by Lessor's Mortgagee and Lessor in connection with said matters (if requested by Lessee), or if Lessee shall request any modifications, waiver or other action hereunder (without implying any obligation on Lessor's part to consent to the same). This Lease may not be amended, changed, waived, discharged or terminated in whole or in part in any manner other than by an instrument in writing duly executed by the party against whom enforcement thereof is sought. No failure, delay, forbearance or indulgence on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, or as an acquiescence in any breach, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Lease and the rights and obligations in respect hereof shall be governed by, and construed and interpreted in accordance with, the internal local laws of the State of Texas within which the Leased Property is located and not in accordance with any conflict of laws rule or choice of law rule making applicable the law of some other jurisdiction (other than the United States of America). All headings are for reference only and shall not be considered as part of this Lease. This Lease may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute but one and the same instrument. TIME IS OF THE ESSENCE as to the time periods set forth pursuant to each provision of this Lease. Under no circumstance shall Lessor be deemed to have acted negligently, grossly negligently or willfully merely by Lessor's ownership of the Leased Property, and in no event shall any occurrence relating to the Leased Property, whether negligent or willful, be imputed to Lessor by reason of Lessor's interest in the Leased Property, it being understood that all stated obligations of Lessee under the Lease Documents are the responsibility of Lessee. In order to have acted negligently, grossly negligently or willfully, a court of competent jurisdiction must have determined that Lessor committed an affirmative act. Whenever Lessor is allowed or required to give its consent or approval of any matter under this Lease or to deliver any estoppel or other instrument, Lessee's sole remedy for Lessor's failure to give such consent or approval or instrument in accordance with the applicable provision of this Lease shall be to compel such approval or delivery. In no event and under no circumstance may Lessee recover any monetary damages for such failure or terminate or otherwise modify this Lease. Lessor and Lessee agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including tax filings and financial reports) in a manner consistent with "true lease" treatment rather than "financing" treatment.

33.            Lessee Representations.

Lessee represents and warrants to Lessor that the following are true and correct as of the date hereof:

(a)         Due Organization. Lessee is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and qualified to do business in, and in good standing under the laws of, the state in which the Leased Property is located and all other jurisdictions where its business requires qualification and the failure to do so would have a material adverse effect on Lessee. Lessee has the necessary corporate power and authority to conduct its business as now conducted and to sell and lease the Leased Property.

(b)           Due Authorization; No Conflict. This Lease, the SNDA and all,other documents signed or to be signed by Lessee in relation hereto have been duly authorized by all necessary corporate action on the part of Lessee and have been duly executed and delivered by Lessee, and the execution, delivery and performance thereof by Lessee will not (i) require any approval or consent of the stockholders of Lessee or any approval or consent of any trustee or holder of any indebtedness or obligation of Lessee or any approval or consent of any Governmental Authority, other than such consents and approvals as have been obtained, (ii) contravene any Legal Requirements binding on Lessee or (iii) contravene or result in any breach of or constitute any Default under Lessee's charter or by-laws or other organizational documents, or any indenture, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Lessee is a party or by which Lessee is bound, or result in the creation of any Lien upon any of the property of Lessee, to the extent that such breach, Default or creation of Lien would have a material adverse effect on the ability of Lessee to sell the Leased Property and/or to perform its obligations under this Lease, or be a material breach or Default, or result in a Lien arising, under a material indenture, mortgage, loan agreement, lease or other agreement.

(c)           Enforceability. This Lease, the SNDA and all other documents signed or to be signed by Lessee related hereto, are each a legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with the terms thereof, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors', mortgagees' or Lessors' rights in general or (ii) enforcement of equitable remedies.

(d)           Investment Company; Public Utility Holding Company. Lessee is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company- Act of 1940, as amended. Lessee is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a "public utility" within the meaning of the Federal Power Act, as amended.

(e)            Certificates of Occupancy. There is a valid permanent certificate of occupancy for the Leased Property.

(f)            Bankruptcy. No bankruptcy, reorganization, arrangement or insolvency proceedings are pending, threatened or contemplated by Lessee. Lessee has not made a general assignment for the benefit of creditors and Lessee is able to pay its debts as they become due.

(g)            Rents. Lessee has not paid Basic Rent to Lessor (or any of the Indemnified Parties) more than thirty (30) days in advance, and no Basic Rent payable hereunder has been waived, released, or otherwise discharged or compromised by Lessor (or any of the Indemnified Parties). Lessee is not entitled to any period of free rent or any offset, credits or rights of abatement against Lessee's obligation to pay Basic Rent hereunder.

(h)            Liens. Immediately prior to the execution of this Lease, Lessee conveyed the Leased Property to Lessor free and clear of all Liens other than the Permitted Encumbrances,

(i)             Criminal Proceedings. Lessee is not the subject of a pending criminal proceeding.

(j)             Tax Filings. All tax returns and reports of Lessee required by law to be filed have been duly filed, and all Taxes of any Governmental Authority upon Lessee and upon the assets or income of Lessee (other than the Leased Property), which are due and payable and are not being contested by Lessee, have been paid or accrued, where the failure to do so would have a material adverse effect on Lessee. All Taxes and Impositions of any Governmental Authority upon the Leased Property, which are due and payable, have been paid. All Tax contests are being performed consistent with the terms of the Lease.

(k)              Condemnation. To Lessee's Actual Knowledge, no Taking has been commenced or has been announced as being contemplated with respect to all or any portion of the Leased Property or for the relocation of roadways providing access to the Leased Property.

(1)               Utilities and Public Access. To Lessee's Actual Knowledge, the Leased Property has adequate rights of access to dedicated public ways (and the Leased Property makes no material use of any means of access or egress that is not pursuant to such dedicated public ways or recorded, irrevocable rights-of-way or easements) and is served by adequate water, sewer, sanitary sewer and storm drain facilities. To Lessee's Actual Knowledge, all public utilities and facilities necessary for the full use and enjoyment of the Leased Property are located in the public right-of-way or in or through a recorded irrevocable easement in favor of the Leased Property. To Lessee's Actual Knowledge, all such utilities and facilities are connected so as to serve the Leased Property without passing over other property, except to the extent that such utilities are accessible to the Leased Property by virtue of a recorded, irrevocable easement or similar agreement or right. To Lessee's Actual Knowledge, all roads necessary for the utilization of the Leased Property for its current purpose have been completed, and such roads have been dedicated to public use and accepted by all Government Authorities.

(m)            Condition, Compliance. To the Lessee's Actual Knowledge, (i) the Improvements are structurally sound, in good condition, free of any material damage that would affect the value of the Leased Property and are free of structural defects and all Building Systems are in good working order and condition; (ii) the Leased Property and the Excess Land constitute one separate tax lot for purposes of ad valorem taxation and such tax parcel does not include any property not a part of the Leased Property and the Excess Land; (iii) the Leased Property is lawfully occupied by Lessee under the Lease; and (iv) the Leased Property is in compliance with all Legal Requirements and all covenants and restrictions affecting the Leased Property, occupancy, use or operation of such Leased Property, and the use of the Leased Property is not a pre-existing, non-conforming use. No notice of the violation of any Legal Requirements have been received by Lessee. To Lessee's Actual Knowledge, all Permits required by Legal Requirements or by insurance standards or otherwise to be made or issued with respect to the lawful construction, use and occupancy of the Leased Property, have been made or have been obtained from the appropriate Governmental Authorities and are valid and in full force and effect. To Lessee's Actual Knowledge, the Leased Property and all Improvements thereon do not require any rights over, or restrictions against, other property in order to comply with any Legal
Requirements.

(n)          Leases; Subleases. Except for this Lease, there are no leases or subleases affecting all or any portion of the Leased Property in existence on the date hereof, and no person has any possessory interest in, or right to occupy, the Leased Property except Lessee pursuant to this Lease.

(o)           Ratings. To Lessee's Actual Knowledge, Lessee has not suffered a "rating downgrade," a negative change in "rating outlook," or a designation of "Credit Watch" with negative implications (whether published or orally conveyed to Lessee) with respect to Lessee's corporate credit rating of "A- (Outlook Stable)" as ascribed by S&P and Lessee's senior unsecured credit rating of "Baal (Outlook Stable)" as ascribed by Moody's.

(p)           Pending Actions, There are no actions, suits or proceedings in or by or before any Governmental Authority now pending or, to Lessee's Actual Knowledge, threatened against or affecting Lessee or the Leased Property which, if adversely decided, would prevent the consummation of the transaction contemplated by the Lease, impair Lessee's ability to perform its obligations under this Lease, materially impair the Leased Property or give rise to a Credit Rating Downgrade with respect to Lessee. Without limiting the generality of the foregoing, to Lessee's Actual Knowledge, no judgment, Lien, suit, action or legal, administrative, arbitration or other proceeding, or any change in the zoning or building ordinances affecting the Leased Property is pending against Lessee or the Leased Property which could result in a material adverse change in the Leased Property or the financial condition of Lessee, in a judgment or Lien against Lessee or the Leased Property, or in a rezoning of the Leased Property (or any part thereof).

(q)           Parties in Possession. There are no parties in possession of the Leased Property, except Lessee.

(r)           Individual Sewer Systems. Lessee does not have Actual Knowledge of any individual sewer system on the Leased Property.

(s) Driveways. To Lessee's Actual Knowledge, all curb cuts, driveways and traffic signals shown on the survey delivered to Lessee before the execution and delivery of this Lease and material to the use and value of the Leased Property for their intended purposes are existing and have been fully approved by the appropriate Governmental Authority.

(t)           Casualty Damage. The Leased Property is free from unrepaired damage caused by Casualty.

(u)           Sales and Payroll Taxes. To Lessee's Actual Knowledge, the Leased Property is free from any past due obligations for sales and payroll taxes.

(v) Title. Lessee will, on behalf of Lessor, forever warrant and defend Lessor's title to the Leased Property against any and all claims whatsoever arising by, through or under Lessee and will forever warrant and defend the validity and priority of the Lien created under the Mortgage against claims of all persons and parties whatsoever arising by, through or under Lessee, subject to the Permitted Encumbrances and any Liens created by Lessor or its successors or assigns. The foregoing warranty of title shall survive the foreclosure of the Mortgage and shall inure to the benefit of and be enforceable by the Lessor's Mortgagee if the Lessor's Mortgagee acquires title to the Leased Property. Under no circumstances shall any third party, including any title insurer, be a beneficiary of the representation and warranty made in this paragraph.

34.           Building Name.

(a)            Lessee may retain and use its existing signage on the Leased Property and Lessee has the sole and exclusive right to change the signage on the Leased Property in its sole and absolute discretion, subject to applicable Legal Requirements.

(b)            Lessee may retain and use the existing building name. Lessee shall have the sole and exclusive right to change the name of the building in its sole and absolute discretion.

35.           Reciprocal Easement Agreement; Variance.

(a)            Reference is hereby made to that certain Reciprocal Easement Agreement ("REA") of even effective date herewith executed by Lessee, as owner of fee simple title to the Excess Land, Lessor, as owner of fee simple title to the Land, and Lessee, as lessee of the Leased Property. Lessee shall fully and timely perform and discharge all of the obligations of Lessor under the REA; provided, however, Lessee shall not execute any instrument (such as, but not by way of limitation, any amendment, consent or waiver) under or otherwise relating to the REA. Additionally, Lessee shall not use the first floor of the office building ("Building") currently situated on the Land for office use, retail use, or any other use which, under then applicable Legal Requirements, would increase the parking requirement attributable to the Building unless and until Lessee adds on the Land and/or the Excess Land additional parking spaces allocated to the Building such that the Building is in full compliance with all Legal Requirements, including, but not limited to, those relating to parking.

(b)            Reference is hereby made to the New Variance Documents (as such term is defined in the REA), which, among other things, granted the New Variance (as such term is defined in the REA). The New Variance consists of (1) a variance ("New Variance Regarding Parking") of or to the parking requirements attributable to the Building imposed by the Covenants (as such term is defined in the REA) and (2) a variance ("New Variance Regarding Building Sites") of or to various provisions of the Covenants which may be violated by the Land and the Excess Land each being a separate "building site" under the Covenants instead of the Land and the Excess Land, taken as a whole, being one "building site". If, for any reason whatsoever, including without limitation, failure of Lessee to perform any of its obligations under the New Variance Documents, failure of Lessee to satisfy any of the conditions set forth in the New Variance Documents or otherwise, either of the variances comprising the New Variance terminates or otherwise becomes ineffective during the Term (the date on which either Variance terminates or otherwise becomes ineffective herein being called a "New Variance Termination Date"), then:

(i)
If the New Variance which terminates or otherwise becomes ineffective is the New Variance Regarding Parking, then, within six (6) months after the New Variance Termination Date occurs with respect to such New Variance Regarding Parking, Lessee shall add on the Land and/or the Excess Land additional parking spaces allocated to the Building such that the Building is in full compliance with all Legal Requirements (taking into account that such New Variance Regarding Parking has terminated or otherwise became ineffective).

(ii)
If the New Variance which terminates or otherwise becomes ineffective is the New Variance Regarding Building Sites, then, within six (6) months after the New Variance Termination Date occurs with respect to such New Variance Regarding Building Sites, Lessee shall take such action that is necessary such that the Land is in full compliance with all Legal Requirements (taking into account that the New Variance Regarding Building Sites has terminated or otherwise became ineffective with the result that the Land is itself a separate "building site" under the Covenants and the New Variance Documents), including taking all of the actions contemplated in the New Variance Documents.

The provisions of this subpart (b) shall survive termination or expiration of this Lease with respect to a New Variance Termination Date which occurs during the Term.

(c)          Lessee shall fully and timely perform and discharge all of the obligations of Lessor under the New Variance Documents. Additionally, Lessee shall fully and timely perform and discharge all of the obligations of Lessee under the Ancillary Letter (as such term is defined in the REA), regardless of whether any such obligation pertains to the Land, the Excess Land or both tracts of land.

(d)          Pursuant to the Ancillary Letter, Lessee shall use diligent efforts to prevent on-street parking by occupants and tenants of the Building (and the remainder of . the Leased Property) and each of their guests and invitees in accordance with the provisions of paragraph 6 of the Covenants. Additionally, Lessee agrees that any sublease of all or any portion of the Building or the Land will contain covenants requiring subtenants of Lessee to also use such diligent efforts to prevent on-street parking. From time to time, upon request of the Administrator (as such term is defined in the REA), Lessee will provide the Administrator a written. summary of Lessee's efforts to prevent such on-street parking and copies of any subleases to evidence compliance with this subpart (d).

(e)          Pursuant to paragraph 4 of the Ancillary Letter, Lessor hereby acknowledges the Ancillary Letter and its obligation to comply with its terms as it relates to the Land. Lessee acknowledges that during the Term, Lessee shall be obligated to comply with the terms of the Ancillary Letter as it relates to the Land. Lessee further acknowledges that in the event it obtains title to the Land pursuant to Section 15 of this Lease, Lessee acknowledges the Ancillary Letter and its obligation to comply with its terms as it relates to the Land.

36.           Limitation on Damages.

To the extent permitted by applicable law, both parties hereto waive any right to punitive damages and to speculative damages. The foregoing waiver shall not limit either party's right to prove actual damages caused by the act or omission of the other, such as, by way of example only, Lessor's liability to its lender for premiums or penalties resulting from an Event of Default hereunder, the loss or reduction in coverage of a residual value insurance policy because Lessee failed to maintain the Leased Property in accordance with the terms of the Lease, or liability to governmental agencies or private litigants arising out of environmental contamination which was in violation of this Lease.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be duly executed and delivered as of the date first written above.

Lessor:

BELTWAY ASSETS LLC

By:	/s/ J. Richard Rosenberg
Name:   J. Richard Rosenberg
Title:    Vice President and Chief Financial Officer

Lessee:

COOPER CAMERON CORPORATION

By:	/s/ Michael C. Jennings
Name:  Michael C. Jennings
Title:    Vice President and Treasurer

APPENDIX I

DEFINITIONS

Actual Knowledge by the Lessor or Lessee with respect to any matter means the present actual knowledge of such matter by any Executive Officer after reasonable investigation and inquiry. Actual Knowledge shall be presumed conclusively as to the content of any notice to Lessor or Lessee, respectively, made in accordance with the provisions of this Lease.

Administrator is defined in the REA and referred to in Section 35 hereof. Additional Rent is defined in paragraph (b) of Article 3.

Affiliate of any Person means, at any time, any other Person or group acting in concert in respect of the Person in question that directly or indirectly controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling" controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the. power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

Alterations means alterations, installations, renovations, demolitions, modifications, replacements, improvements, changes or additions to the Leased Property.

Ancillary Letter is defined in the REA and referred to in Section 35 hereof.

Appurtenant Rights means all of Lessor's right, title, or interest in all easements, privileges, appurtenances, tenements, hereditaments, rights of way or use, rights of ingress or egress and any other rights and benefits belonging or pertaining to the Land or the Improvements, including, the use of any streets, ways, alleys, vaults or strips of land adjoining, adjacent or contiguous to the Land, and all Permits and other rights whether or not of record, appurtenant to the Land.

Bankruptcy Code means Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, now or hereafter in effect in the United States.

Basic Rent is defined in paragraph (a) of Article 3.

Basic Term is defined in paragraph (a) of Article 2.

Basic Term Expiration Date means the date specified in Item 5 of Schedule B.

Building Systems means the mechanical, electrical, plumbing, security and safety systems, including, by way of example, the heating, ventilation and air-conditioning equipment, affixed or attached to, or contained in the Improvements.

Business Day means any day except Saturdays, Sundays or a day on which commercial banks located in the State of New York are authorized or required to be closed.

Casualty is defined in paragraph (a) of Article 12.

Casualty Event of Loss is defined in Section 12(c)(x).

Certificate Holder means, as of any particular date, any holder of interests that evidence ownership interests in the assets of a trust that is holding a loan secured by a Mortgage or that is holding participation interests in a loan secured by a Mortgage.

Closing means the closing for the acquisition of the Leased Property by Lessor and the leasing of the Leased Property by Lessor to Lessee.

Closing Date means the date fixed for the purchase of Lessor's interest in the Leased Property pursuant to any of the provisions of this Lease.

CMBS is defined in the definition of Lessor's Mortgagee.

 Commencement Date means the date specified in Item 4 of Schedule B.

Condemnation Event of Loss is defined in Section 12(c)(y).

Covenants is defined in the REA.

Credit Rating Downgrade means at any time during the Term if Lessee suffers a "rating downgrade," a negative change in "rating outlook," or a designation of "Credit Watch" with negative implications (whether published or orally conveyed to Lessee) such that the resulting credit rating is below either Minimum Credit Rating.

Default means any event or condition the occurrence or existence of which would, with notice or lapse of time or both, become an Event of Default.

Depositary is defined in paragraph (b) of Article 12. Destruction is defined in paragraph (a) of Article 12.

Discount Rate means 6% per annum.

Environmental Laws means the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et seq.) and all applicable federal, state and local environmental laws, including obligations under the common law, ordinances, rules, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other Legal Requirements, now or hereafter existing relating to regulation or control of Hazardous Substances or environmental protection, the impact of environmental quality on human health and environmental safety.

Environmental Site Assessment means the environmental site assessment specified in Item 9 of Schedule B.

Event of Default is defined in paragraph (a) of Article 20.

Excess Land means the tract of land described on Exhibit H attached hereto.

Executive Officer means the President, Executive Vice President, Treasurer, Chief Financial Officer, Director of Real Estate or if such office does not exist, its closest equivalent.

Garage is defined in Section 10(c) hereof.

Governmental Authority means any federal, state, county; municipal or other governmental or regulatory, arbitrator, board, body, commission, court, instrumentality, or other administrative, judicial, quasi-governmental or, quasi-judicial tribunal, authority or agency of competent authority (or private Person in lieu thereof).

Hazardous Substances means (i) those: substances (whether solid, liquid or gas), included within the definitions of or identified as "hazardous substances," "hazardous materials," or "toxic substances" in or pursuant to, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601et seq.) (CERCLA), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 Stat. 1613) (SARA), the Resource. Conservation and Recovery Act of 1976 (42 U.S.C., § 6901 et seq.) (RCRA),  the Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.), (OSHA), and the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended; (ii) those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste, substance, pollutant or contamination which is or contains (A) petroleum, its derivatives, by-products and other hydrocarbons, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (B) asbestos and/or asbestos-containing materials in any form that is or could become friable, (C) polychlorinated biphenyls, (D) designated as "hazardous substance" pursuant to Section 311 of the Clean Water Act (33 U.S.C. § 1251 et seq.), (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317); (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials, wastes, pollutants and contaminants which are or become regulated as hazardous, toxic or "special wastes" under applicable local, state or federal law, or the United States government, or which are classified as hazardous, toxic or as "special wastes" under any Legal Requirements.

Improvements means all buildings, facilities, structures, additions, extensions and other improvements now or hereafter existing on the Land and fixtures appurtenant thereto and any and all Alterations thereto.

Indemnified Liabilities is defined in paragraph (a) of Article 8

Indemnified Parties is defined in paragraph (a) of Article 8.

Indenture Trustee means Wells Fargo Bank Northwest, N.A., as Trustee acting on behalf of the Registered Certificateholders from time to time of Legg Mason Mortgage Capital Corporation Lease-Backed Pass-Through Trust, Series 2002-CTL-28, and each successor indenture trustee, as indenture trustee under any trust for the benefit of the Certificate Holders.

Installment Payment Dates is defined in paragraph (a) of Article 3.

Institutional Investor means a bank, insurance company, a bank affiliate or wholly owned subsidiary of any such bank, or any other financial or lending institution organized under the laws of the United States or any state thereof or Canada or any province thereof with a net worth of at least US $25,000,000, including, without limitation, a real estate investment trust and/or trust, corporation or other Person engaged in so-called conduit lending, or a public or private pension plan or institutionally managed fund having gross assets of at least US $100,000,000.

Insurance Premiums is defined in paragraph (e) of Article 13.

 Insurance Requirements is defined in paragraph (a) of Article 13.

Land means that certain parcel of real property more particularly described in Schedule A hereto.

Lease Documents means this. Lease, that certain SNDA dated on or about the date of this Lease among Lessor, Lessee and Lessor's Mortgagee and that certain estoppel letter datedon or about the date of this Lease executed by Lessee.

Leased Property means, collectively, the Land, the Improvements, the Building Systems and the Appurtenant Rights.

Legal Requirements means (i) all present and future applicable laws, statutes, treaties, rules, orders, ordinances, codes, regulations, requirements, Permits, and interpretations by, and applicable judgments, decrees, injunctions, writs, orders and like action of any Governmental Authority (including, without limitation, those pertaining to health, safety or the environment and the Americans with Disabilities Act), whether or not such are within the present contemplation of Lessor or Lessee, and (ii) any reciprocal easement agreement (including the REA), development agreement, deed restriction (including the Covenants and the New Variance Documents), or similar agreement relating to the Leased Property, or the Improvements, or the facilities or equipment thereon or therein, or the streets, sidewalks, vaults, vault spaces, curbs and gutters adjoining the Leased Property, or the appurtenances to the Leased Property, or the franchises and privileges connected therewith. For purposes of determining Legal Requirements, it shall be deemed that the variance (or any similar variance) with respect to parking set forth on page 2 of that certain letter dated November 3, 2000, executed by Wolff Administrators, L.L.C., and in favor of Cooper Cameron Corporation is of no force or affect.

Lessee's Loss is defined in paragraph (a) of Article 12.

Lessor Action is defined in Article 21 hereof.

Lessor's Mortgagee means any lender holding a Lien granted by Lessor on the Leased Property. The term "Lessor's Mortgagee" shall include the servicer and/or trustee with respect to the pool of collateral for any commercial mortgage-backed securities or mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (collectively, "CMBSs") into which pool Lessor's Mortgage or other Lien instrument covering the Leased Property or interest in Lessor's Mortgagee or other Lien instrument has been sold, assigned, transferred or pledged and also the issuer of such CMBSs. Any references in this Lease to Lessor's Mortgagee at a time, if any, when there is no Lessor's Mortgagee shall be construed to mean "Lessor's Mortgagee, if any."

Lien means any charge, pledge, lien, option, security interest or encumbrance of any kind or any other preferential arrangement that has the practical effect of creating a security interest.

Loan Documents shall mean the Note, the Mortgage, and all other documents executed as security for the Note or otherwise executed in connection with or relating to the Note.

Minimum Alterations Conditions is defined in Section 10(c) hereof.

Minimum Credit Rating means the existence, with respect to Lessee, of both (a) a corporate credit rating of "BBB- (Outlook Stable)" or better as ascribed by S&P and (b) a senior unsecured credit rating of "Baa3 (Outlook Stable)" or better as ascribed by Moody's.

Moody's means Moody's Investor Services, Inc., and any successor thereto.

 Mortgage is defined in paragraph (b) of Article 7.

Net Award shall mean the entire award, compensation, insurance proceeds or other payment, if any, by reason of or on account of any Destruction, less any expenses reasonably incurred by Lessor or Lessor's Mortgagee in obtaining such award, compensation, insurance proceeds or other payment and any cost and expense of either in connection with the administration of the distribution of the same and not already paid (or reimbursed to Lessor or Lessor's Mortgage), plus any investment income earned with respect to the foregoing amounts.

New Variance is defined in the REA and referred to in Section 35(b) hereof.

New Variance Documents is defined in the REA and referred to in Section 35(b) hereof.

New Variance Regarding Building Sites is defined in Section 35(b) hereof.

New Variance Regarding Parking is defined in Section 35(b) hereof.

New Variance Termination Date is defined in Section 35(b) hereof

Note means the Note (or Notes) of Lessor secured by any "Mortgage" issued on the Leased Property from time to time.

Officer's Certificate means a certificate executed on behalf of Lessee by an Executive Officer of Lessee who has made or caused to be made such examination or investigation as is reasonably necessary to enable such Executive Officer to express a good faith informed opinion about the subject matter of such Officer's Certificate.

Outside Restoration Date is defined in paragraph (b) of Article 12.

Overdue Rate is defined in paragraph (b) of Article 3.

Permitted Encumbrances means, with respect to the Leased Property: (a) rights reserved to or vested in any Governmental Authority to condemn, appropriate, recapture or designate a purchaser of the Leased Property; (b) any Liens thereon for Taxes and Impositions and any Liens of mechanics, materialmen and laborers for work or services performed or material furnished in connection with the Leased Property, which are not yet due and payable, or the amount or validity of which are being contested as permitted by Article 6 hereof; (c) easements, rights-of-way, servitudes, zoning laws, use regulations, and other similar reservations, rights and restrictions and other minor defects and irregularities in the title to the Leased Property existing on the Commencement Date or granted in accordance with Article 21 hereof; (d) the Lien of any Mortgage and any assignment of this Lease as further security for the Note secured by such Mortgage; (e) all other matters affecting title existing on the date of this Lease as set forth in Schedule D; (f) the REA; (g) the Covenants; and (h) the New Variance Documents.

Permits means all licenses, authorizations, certificates (including certificates of occupancy), variances, concessions, grants, registrations, consents, permits and other approvals issued by a Governmental Authority now or hereafter pertaining to the ownership, management, occupancy, use, operation, maintenance, Alteration or Restoration of the Leased Property.

Person means any individual, corporation; partnership,. limited liability company, joint, venture, association, joint. stock company, trust, trustee of a trust, unincorporated organization, Governmental Authority or any other entity.

Policies are defined in paragraph (a) of Article 13.

Rating Agencies mean S&P and Moody's.

REA is defined in Section 35(a) hereof.

Reinvestment Premium means the amount computed in accordance with Schedule C.

Release of Hazardous Substances means the release or threatened release of any Hazardous Substances into or upon any land or water or air, or otherwise into the environment, including, by means of burying, disposing, discharging, injecting, emptying, emitting, spilling, leaking, flowing, seeping, leaching, dumping, pumping, pouring, escaping, placing and the like.

Renewal Term is defined in paragraph (b) of Article 2.

Restore or Restoration means if the Leased Property suffers a Destruction by a Casualty or a Taking, to restore, repair, replace, rebuild and/or improve the Leased Property, as nearly as practicable, to the following condition:

i. With respect to a Casualty, a condition which is consistent with the use clause set forth in this Lease, which has a value, utility and remaining useful life as nearly as reasonably practical equal to the value, utility and remaining useful life of the Leased Property immediately prior to such Casualty and which is in substantial accordance with plans and specifications which have been approved by Lessor (such approval shall not be unreasonably withheld); or

ii. With respect to a Taking, a condition ("Taking Restored Condition") such that the restored portion of the Leased Property (1) is fit for use in Lessee's business, (2) has a value substantially equal to the value of the Leased Property immediately prior to such Taking, (3) has adequate parking and adequate access to one or more publicly dedicated streets, and (4) is in substantially the same condition the Leased Property was in prior to the occurrence of such Taking.

Restoration Threshold Amount is defined in paragraph (b) of Article 12.

S&P means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

SNDA is defined in paragraph (b) of Article 7.

Specified Activities is defined in Article 21 hereof.

Specified Amount means:

(i)           $500,000.00 if, at the applicable time, Lessee has not suffered a Credit Rating Downgrade; or,

(ii)           $100,000.00 if, at the applicable time, Lessee has suffered a Credit Rating Downgrade.

Successor Note means one or more non-recourse senior secured note or notes issued by one or more Institutional Investors to refinance the Note or any note or notes issued to refinance any successor note or notes to the original Note.

Taking is defined in paragraph (a) of Article 12.

Taking Restored Condition is defined in the definition of "Restore" or "Restoration".

Tax and Insurance Reserve Fund is defined in paragraph (e) of Article 13.

Tax and Insurance Reserve Fund Payment is defined in paragraph (e) of Article 13.

Taxes and Impositions is defined in paragraph (a) of Article 6.

Term means the Basic Term, plus any Renewal Term or Terms.

Termination Value means the amount computed in accordance with Schedule C.

Trade Fixtures is defined in Article 11.

Warranties means all warranties, guaranties and indemnities, express or implied, and similar rights which Lessor may have against any manufacturer, engineer, contractor or builder in respect of the Leased Property, including, by way of example, any right and remedy existing under contract or pursuant to the Uniform Commercial Code.